UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

HUDSON CITY BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

March 21, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Hudson City Bancorp, Inc., which will be held on April 24, 2007 at 10:00 a.m., Eastern Time, at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656.

The attached Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the annual meeting. Directors and officers of Hudson City Bancorp, as well as a representative of KPMG LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007, will be present at the annual meeting to respond to appropriate questions.

The Board of Directors of Hudson City Bancorp has determined that an affirmative vote on each matter to be considered at the annual meeting is in the best interests of Hudson City Bancorp and its stockholders and recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly, or if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document confirming your ownership of shares of Hudson City Bancorp common stock.

On behalf of the Board of Directors and the employees of Hudson City Bancorp, we thank you for your continued support and hope to see you at the annual meeting.

Sincerely yours,

Ronald E. Hermance, Jr.
Chairman of the Board of Directors,
President and Chief Executive Officer

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652
(201) 967-1900

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 24, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Hudson City Bancorp, Inc. will be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on April 24, 2007 at 10:00 a.m., Eastern Time, to consider and vote upon the following matters:

(1) The election of three directors for terms of three years each.

(2) The ratification of the appointment of KPMG LLP as Hudson City Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Stockholders also may be asked to vote upon such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that we are not aware of any such business.

The Board of Directors has fixed March 2, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of such stockholders will be available for inspection at the branch office of Hudson City Savings Bank located at West 80 Century Road, Paramus, New Jersey for 10 days prior to the annual meeting. The list will also be available at the annual meeting.

By Order of the Board of Directors

Veronica Olszewski
Senior Vice President
and Corporate Secretary

Paramus, New Jersey
March 21, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. YOU MAY SUBMIT YOUR PROXY CARD BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR, IF YOU PREFER, VOTE BY USING THE TELEPHONE OR INTERNET. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

i

HUDSON CITY BANCORP, INC.

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 24, 2007

GENERAL INFORMATION

General

This proxy statement, accompanying proxy card and the annual report to stockholders are being furnished to the stockholders of Hudson City Bancorp, Inc. in connection with the solicitation of proxies by the Board of Directors of Hudson City Bancorp for use at our Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held on April 24, 2007 at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656 at 10:00 a.m., Eastern Time. This proxy statement, together with the enclosed proxy card, is first being mailed to stockholders on or about March 21, 2007.

Hudson City Bancorp, a Delaware corporation, operates as a savings and loan holding company for its wholly owned subsidiary, Hudson City Savings Bank. As used in this proxy statement, “we,” “us” and “our” refer to Hudson City Bancorp or Hudson City Bancorp and its consolidated subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Who Can Vote

The Board of Directors has fixed the close of business on March 2, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of Hudson City Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the annual meeting. On March 2, 2007, there were 555,222,729 shares of common stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting.

How Many Votes You Have

Each holder of shares of common stock outstanding on March 2, 2007 will be entitled to one vote for each share held of record (other than excess shares, as defined below) at the annual meeting. As provided in Hudson City Bancorp’s certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the issued and outstanding shares of common stock are record holders of excess shares which shall be entitled to one-hundredth of one vote per share for each excess share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Hudson City Bancorp’s certificate of incorporation authorizes the Board of Directors to interpret and apply the provisions of the certificate of incorporation governing excess shares, and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with the certificate of incorporation, including, without limitation, (1) the number of shares of common stock beneficially owned by any person or purported owner, (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner and (3) whether a person or purported owner has an agreement, arrangement or understanding with any person or purported owner as to the voting or disposition of any shares of common stock.

How To Vote

You may vote your shares:

(1)	By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Monday, April 23, 2007. Once you are into the Internet voting system, you can record and confirm (or change) your voting instructions.

(2)	By telephone. Use the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern Time, on Monday, April 23, 2007. Once you are into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

(3)	By mail. Mark and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. All properly executed proxies received by Hudson City Bancorp will be voted in accordance with the instructions marked on the proxy card. If you return an executed proxy card without marking your instructions, your executed proxy will be voted “FOR” the proposals identified in the preceding Notice of 2007 Annual Meeting of Stockholders. Returning a proxy card will not prevent you from voting in person if you attend the annual meeting.

Alternatively, you may attend the annual meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights or a proxy from your stockholder of record to vote personally at the annual meeting.

Vote Required

Proposal 1.  Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting. The holders of common stock may not vote their shares cumulatively for the election of directors. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned will have no effect on the outcome of the vote on this Proposal 1 because only a plurality of votes cast is required to elect a director.

Proposal 2.  In order for the stockholders to approve Proposal 2, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Under the voting standard for Proposal 2, shares as to which the “ABSTAIN” box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes “AGAINST” the proposal. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Our Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card(s) in favor of proposals 1 and 2 and return the card(s) in the enclosed self-addressed, postage-prepaid envelope or, if you prefer, vote by using the telephone or Internet. Proxy cards must be received prior to the commencement of the annual meeting. Returning the proxy card will not prevent you from voting in person if you attend the annual meeting. Your vote is very important.

Revocability of Proxies

You may revoke your grant of a proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the annual meeting, but you also must file a written revocation with the secretary of the annual meeting prior to the voting.

If you voted using the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Monday, April 23, 2007.

If you voted by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern Time, on Monday, April 23, 2007.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

Solicitation of Proxies

Our officers, members of our Board of Directors and our employees may solicit proxies on our behalf by telephone or through other forms of communication but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. We will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. We will bear all costs of solicitation.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of February 28, 2007, certain information as to Hudson City Bancorp common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below, who beneficially owned more than 5% of the outstanding shares of our common stock as of February 28, 2007. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with Hudson City Bancorp pursuant to the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (1) over which he has or shares, directly or indirectly, voting or investment power, or (2) of which he has the right to acquire beneficial ownership at any time within 60 days after February 28, 2007. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, each stockholder shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent(1)

Employee Stock Ownership Plan Trust of Hudson City Savings Bank West 80 Century Road, Paramus, New Jersey 07652(2)	42,691,090(4)	7.68%
Human Resources Committee of Hudson City Savings Bank West 80 Century Road, Paramus, New Jersey 07652(3)	47,100,312(5)	8.48

(1)	Based on the 555,682,729 total outstanding shares of Hudson City Bancorp as of February 28, 2007.

(2)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007.

(3)	Based on the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007.

(4)	The Human Resources Committee, a Plan fiduciary, shares voting and investment power with Plan participants.

(5)	The Human Resources Committee has sole voting and investment power over 699,733 shares in the Hudson City Savings Bank Retirement Plan for Employees and shares voting and investment power over the remaining 46,400,579 shares, which number of shares includes the 42,691,090 shares also indicated as beneficially owned by the Employee Stock Ownership Plan Trust of Hudson City Savings Bank.

Directors and Executive Officers

The following table sets forth information about the shares of common stock beneficially owned by each director of Hudson City Bancorp, by each named executive officer of Hudson City Bancorp identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of Hudson City Bancorp or Hudson City Bancorp’s wholly owned subsidiary, Hudson City Savings, as a group as of February 28, 2007. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

		Amount and Nature of		Percent of
	Position with	Beneficial Ownership		Common Stock
Name	the Company	(1)(2)(3)(4)		Outstanding (5)

Ronald E. Hermance, Jr.	Director, Chairman, President and Chief Executive Officer	6,261,511	(6)	1.11%
Denis J. Salamone	Director, Senior Executive Vice President and Chief Operating Officer	2,108,073	(7)	*
Michael W. Azzara	Director	385,518		*
William G. Bardel	Director	309,379		*
Scott A. Belair	Director	295,825		*
Victoria H. Bruni	Director	371,333		*
William J. Cosgrove	Director	406,960	(8)	*
Donald O. Quest, M.D.	Director	693,399	(9)	*
Joseph G. Sponholz	Director	606,548	(10)	*
John M. Tassillo	Executive Vice President and Treasurer	455,171	(11)	*
James C. Kranz	Chief Financial Officer, Senior Vice President and Investment Officer of Hudson City Savings	621,926		*
Ronald J. Butkovich	Senior Vice President of Hudson City Savings	495,795	(12)	*
All directors and executive officers as a group (17 persons)		52,821,979		9.39

*	Less than one percent

(1)	The figures shown include the following shares that have been allocated as of December 31, 2006 to individual accounts of participants in the Hudson City Bancorp, Inc. Employee Stock Ownership Plan (referred to as the ESOP): Mr. Hermance, 54,046 shares; Mr. Salamone, 29,151 shares; Mr. Tassillo, 54,046 shares; Mr. Kranz, 54,046 shares and Mr. Butkovich, 13,517 shares; and all directors and executive officers as a group, 457,445 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The
(Notes continued on following page)

figures shown for each of the executive officers named in the table do not include 36,563,019 shares held in trust pursuant to the ESOP that have not been allocated as of December 31, 2006 to any individual’s account and as to which each of the executive officers named in the table shares voting power with other ESOP participants. The figure shown for all directors and executive officers as a group includes such 36,563,019 shares as to which the members of Hudson City Bancorp’s Compensation Committee (as of January 1, 2007, consisting of Messrs. Azzara, Bardel and Belair and Ms. Bruni) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such committee member to be deemed a beneficial owner of such shares. Each of the members of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. See “Compensation of Directors and Executive Officers — Compensation Plans — Post-Employment Compensation — Employee Stock Ownership Plan.”

(2)	The figures shown include the following shares held as of December 31, 2006 in individual accounts of participants in the Profit Incentive Bonus Plan of Hudson City Savings Bank: Mr. Hermance, 359,150 shares; Mr. Salamone, 3,412 shares; Mr. Kranz, 94,685 shares; Mr. Butkovich, 4,587 shares; and all directors and executive officers as a group, 834,662. Such persons have sole voting power and sole investment power as to such shares. See “Compensation of Directors and Executive Officers — Compensation Plans — Post-Employment Compensation — Profit Incentive Bonus Plan.”

(3)	The figures shown include unvested shares held in a custodial account pursuant to the RRP that have been awarded to individuals as follows: Mr. Hermance, 76,944 shares; Mr. Salamone, 38,472 shares; Mr. Tassillo, 25,648 shares; Mr. Kranz, 12,824 shares; Mr. Butkovich, 64,120 shares; and all directors and executive officers as a group, 338,554 shares. Such persons have sole voting power but no investment power, except in limited circumstances, as to such shares.

(4)	The figures shown include the following shares which may be acquired upon the exercise of stock options that are, or will become, exercisable within 60 days of February 28, 2007: Mr. Hermance, 2,930,326 shares; Mr. Salamone, 948,976 shares; Mr. Tassillo, 104,484 shares; Mr. Kranz, 243,653 shares; Mr. Butkovich, 192,360 shares; Mr. Azzara, 229,720 shares; Mr. Bardel, 206,480 shares; Mr. Belair, 128,240 shares; Ms. Bruni, 80,150 shares; Dr. Quest, 181,500 shares; Mr. Sponholz, 384,720 shares; and all directors and executive officers as a group, 6,668,689 shares.

(5)	Based on the 555,682,729 total outstanding shares as of February 28, 2007 plus the 6,668,689 shares which such person or group of persons has the right to acquire within 60 days after February 28, 2007.

(6)	Includes 2,152,926 shares as to which Mr. Hermance may be deemed to share voting and investment power.

(7)	Includes 189,765 shares as to which Mr. Salamone may be deemed to share voting and investment power.

(8)	Includes 94,832 shares as to which Mr. Cosgrove may be deemed to share voting and investment power.

(9)	Includes 186,934 shares as to which Dr. Quest may be deemed to share voting and investment power.

(10)	Includes 9,618 shares as to which Mr. Sponholz may be deemed to share voting and investment power.

(11)	Includes 247,234 shares as to which Mr. Tassillo may be deemed to share voting and investment power.

(12)	Includes 300 shares as to which Mr. Butkovich may be deemed to share voting and investment power.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The certificate of incorporation and Bylaws of Hudson City Bancorp provide for the election of directors by the stockholders. For this purpose, the Board of Directors of Hudson City Bancorp is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each Annual Meeting of Stockholders. There are currently nine directors of Hudson City Bancorp.

The terms of three directors expire at the annual meeting. Each of the incumbent directors with terms expiring at the annual meeting, William J. Cosgrove, Donald O. Quest, M.D. and Joseph G. Sponholz, have been nominated by the Board of Directors, upon recommendation by the Nominating and Governance Committee, to be re-elected at the annual meeting for three-year terms expiring at the Annual Meeting of Stockholders to be held in 2010, or when their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this proxy statement and to serve if elected. Pursuant to the Bylaws of Hudson City Bancorp, the Board of Directors has fixed the size of the Board of Directors at nine members.

Assuming the re-election of Messrs. Cosgrove, Quest and Sponholz, at the conclusion of the annual meeting, our Board of Directors will consist of nine members divided into three equal classes, and our Chief Executive Officer and Chief Operating Officer will be the only members who are not “independent” under the listing requirements of the NASDAQ Stock Market. See “Corporate Governance.”

The terms of the remaining two classes of directors expire at the Annual Meetings of Stockholders to be held in 2008 and 2009, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the annual meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the present Board of Directors.

Who Our Directors Are

The following table states certain information with respect to each nominee for election as a director and each director whose term does not expire at the annual meeting (including time spent on the Board of Directors or Board of Managers of Hudson City Savings prior to the incorporation of Hudson City Bancorp on March 4, 1999). There are no arrangements or understandings between Hudson City Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Hudson City Bancorp. For information with respect to security ownership of directors, see “Security Ownership of Certain Beneficial Owners and Management — Directors and Executive Officers.”

			Term
Name	Age(1)	Director Since	Expires	Positions Held

Nominees
William J. Cosgrove	74	1995	2007	Director
Donald O. Quest, M.D.	67	1983	2007	Director
Joseph G. Sponholz	63	2002	2007	Director

Continuing Directors
Ronald E. Hermance, Jr.	59	1988	2008	Director, Chairman, President and Chief Executive Officer
William G. Bardel	67	2003	2008	Director
Scott A. Belair	59	2004	2008	Director
Denis J. Salamone	54	2001	2009	Director, Senior Executive Vice President and Chief Operating Officer
Michael W. Azzara	60	2002	2009	Director
Victoria H. Bruni	65	1996	2009	Director

(1)	As of May 1, 2007.

Directors

The business experience of each of our directors is as follows:

Nominees for Election as Director

William J. Cosgrove served at Citibank, N.A. from 1963 to 1991 when he retired as Senior Banker, Senior Credit Officer. From 1993 to 2004, he served as Executive Vice President at Citadel Group Representatives, Inc. From 1991 to 2005, he served as a Trustee and later as Lead Trustee of the John Hancock Funds, and since 1991 has served as an adjunct Professor at the Lubin Graduate School of Business of Pace University.

Donald O. Quest, M.D. has been a neurological surgeon since 1976, a professor at Columbia University since 1989, Assistant Dean for Student Affairs at Columbia University, and an attending physician at Valley Hospital and Columbia-Presbyterian Medical Center since 1978. He is a member of the Neurosurgical Associates of New York and New Jersey. Dr. Quest currently serves as our lead independent director.

Joseph G. Sponholz is a retired Vice Chairman of Chase Manhattan Bank, a position he held from 1997 to his retirement in 2000. Prior to assuming the position of Vice Chairman, Mr. Sponholz had served as Chief Administrative Officer of Chase Manhattan Bank. Serving as a member of Chase’s Executive Committee, Mr. Sponholz spearheaded the company’s Internet efforts as leader of Chase.com.

Prior to its merger with Chase, he served as Chief Financial Officer and Chief Technology Officer at Chemical Bank. He is recognized as an industry leader in the areas of business strategy, technology and financial management. A graduate of Fordham University, Mr. Sponholz holds an MBA in Finance from New York University and currently serves as the audit committee financial expert.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Ronald E. Hermance, Jr. has been President and Chief Executive Officer of Hudson City Bancorp and Hudson City Savings since January 1, 2002 and Chairman of the Board since January 1, 2005. Prior to assuming such positions, Mr. Hermance had served as President and Chief Operating Officer of Hudson City Bancorp since its incorporation in 1999 and of Hudson City Savings since January 1997. Mr. Hermance previously was Senior Executive Vice President and Chief Operating Officer from the time he joined Hudson City Savings in 1988. He was elected to the Board of Managers of Hudson City Savings in 1988. Prior to joining Hudson City Savings, Mr. Hermance was Chief Financial Officer of Southold Savings Bank on Long Island, New York. In addition to his most recent service, Mr. Hermance served in various lending capacities in both a commercial bank and a thrift institution. In 2004, Mr. Hermance was elected to the board of directors of the Federal Home Loan Bank of New York.

William G. Bardel was the Associate Headmaster and Chief Financial Officer of the Lawrenceville School, a preparatory high school in Lawrenceville, New Jersey, from 1994 until 2006. Previously, from 1988 to 1994, he served as head of the Government Advisory Group of Lehman Brothers in London, England, which provided financial market guidance to developing nations in Africa, Asia, Eastern Europe, South America and the Middle East.

Scott A. Belair is a co-founder of Urban Outfitters, Inc., a NASDAQ-listed retailer and wholesaler operating under the brand names Urban Outfitters, Anthropologie and Free People, and has served on its Board of Directors since 1970. Previously, Mr. Belair, a CPA, was a Principal at Morgan Stanley and Vice President and Chief Financial Officer of the international offices and subsidiaries at Goldman Sachs. In addition, Mr. Belair has been Principal at The ZAC Group, performing financial advisory services, since 1989.

Denis J. Salamone has served as Senior Executive Vice President of Hudson City Bancorp and Hudson City Savings since October 2001 and succeeded Mr. Hermance as Chief Operating Officer on January 1, 2002. He was elected to the Board of Directors in October 2001. Prior to joining Hudson City, Mr. Salamone had a twenty-six year career with the independent accounting firm of PricewaterhouseCoopers LLP, where he had been a partner for sixteen years. Immediately prior to joining Hudson City Bancorp, Mr. Salamone was the Global Financial Services leader for Audit and Business Advisory Services, and a member of the PricewaterhouseCoopers eighteen member board of partners.

Michael W. Azzara has been a part-time Senior Consultant with the executive search and consulting firm of Foley Proctor Yoskowitz since October of 2003. He is a retired President and Chief Executive Officer of Valley Health System, a regional health care provider comprised of the Valley Hospital in Ridgewood, NJ, Valley Home and Community Health Care and the Healthnet Medical Group, a position he held from 1997 to his retirement in 2003. Prior to assuming such position, Mr. Azzara served as President and Chief Executive Officer of Valley Hospital. Mr. Azzara serves on the Advisory Board of Princeton Insurance Company and the Advisory Board to the Dean of the College of Arts and Sciences, Rutgers University. He also served on the Board of Directors of Ridgewood Savings Bank until its purchase by another community bank. A graduate of Rutgers University, he has received a Masters degree from Cornell Graduate School of Business and Public Administration.

Victoria H. Bruni served as Vice President for Administration and Finance at Ramapo College of New Jersey, a public four year liberal arts college, from June 1993 until July 2006. She was responsible for financial planning and reporting, budgets, public financings, accounting operations, and purchasing, as well as administrative functions such as human resources and capital facilities planning, construction and maintenance. From 1964 to 1993 she served in various positions at New Jersey Bell Telephone Co./Bell Atlantic, including Assistant Comptroller, Treasurer, Assistant Secretary and Attorney. A graduate of Smith College, she received her J.D. with honors from Seton Hall University School of Law.

Executive Officers

In addition to Messrs. Hermance and Salamone, Hudson City Bancorp and Hudson City Savings have the following executive officers:

John M. Tassillo, age 72, has served as Executive Vice President and Treasurer of Hudson City Bancorp since its incorporation in 1999, and served as Secretary of Hudson City Bancorp from 1999 to 2003. He has worked for Hudson City Savings since 1969 and has served as Executive Vice President and Treasurer of Hudson City Savings since 1989. Mr. Tassillo is responsible for the computer operations of Hudson City Savings. Mr. Tassillo is a Certified Public Accountant. He is a graduate of St. Peter’s College in New Jersey and the Graduate School of Savings Banking at Brown University.

Thomas W. Brydon, age 68, retired in January 2007. Prior to his retirement, he served as First Vice President of Hudson City Savings from January 2000 to 2004 and Senior Vice President of Hudson City Bancorp from January 2005 to 2007. He had worked for Hudson City Savings since 1984 and served as Vice President from 1984 to 2000. He was responsible for the administration of Information Services, which consists of five divisions: Systems, Operations, Application Programming, Customer Support and Desktop Technologies. Mr. Brydon is a graduate of N.J. Bankers Data Processing and Auditing Schools. He also graduated from the Graduate School of Savings Banking at Brown University and the National School of Management at the University of Massachusetts.

Ronald J. Butkovich, age 57, has been Senior Vice President of Hudson City Savings Bank and Hudson City Bancorp since April 2004. He is responsible for the development of the Long Island Region. Mr. Butkovich joined Hudson City Savings in 2004. He formerly served as Operations/ Retail Banking Officer of Southold Savings Bank on Long Island, New York for 16 years until 1988 and the Director of Real Estate, Branch Development, and Construction for North Fork Bank for 16 years until April 2004. Mr. Butkovich holds an undergraduate degree from Albany State University and is a graduate of the National School of Savings Banking and the Executive Development Program at Fairfield University. Mr. Butkovich has served on various industry, community, and civic associations including treasurer of the Southold Fire Department since 1978.

V. Barry Corridon, age 58, has been Senior Vice President of Mortgage Servicing of Hudson City Savings since January 2000 and Senior Vice President of Hudson City Bancorp since January 2004. He previously served as First Vice President of Mortgage Servicing of Hudson City Savings from 1995 to 2000 and as a Vice President from 1982 to 1995. He is responsible for the administration of our mortgage portfolio, supervision of new loan set-up, post- closing, payoffs, mortgage accounting, collections and foreclosures. Mr. Corridon was President of the Mortgage Bankers Association of New Jersey in 1995. He is the past President of the Mortgage Bankers Association’s Educational Foundation. Mr. Corridon also serves on the board of WOODLEA/ PATH Advisory Council of Children’s Aid and Family Services. He earned his undergraduate degree at Fairleigh Dickinson University and is also a graduate of the Graduate School of Savings Banking at Brown University. He joined Hudson City Savings in 1970.

James A. Klarer, age 54, joined Hudson City Savings in 1976. He has served as Senior Vice President of Hudson City Savings and Hudson City Bancorp since January 2005. He previously served as First Vice President of Hudson City Bancorp in 2004 and of Hudson City Savings from 2002 to 2004, and as a Vice President of Hudson City Savings from 1992 to 2002. Mr. Klarer has also served as Secretary of HudCiti Service Corp. since January 1993. He is responsible for real estate development, branch expansion, insurance, purchasing and general services. Mr. Klarer has been an active member of the Institute of Real Estate Management (IREM) since 1999. He is a graduate of William Paterson College.

James C. Kranz, age 58, has been Senior Vice President and Chief Financial Officer of Hudson City Savings since January 2007. He previously served as Senior Vice President and Investment Officer of Hudson City Savings since January 2000 and Senior Vice President of Hudson City Bancorp from January 2004 to 2006. He maintains oversight of the entire accounting and finance functions as well as primary execution responsibility for investments and borrowings. Mr. Kranz joined Hudson City Savings in 1983. Mr. Kranz is a member of the New Jersey Bond Club and serves on the Asset and Liability Management Committee of the New Jersey League of Community and Savings Bankers. Mr. Kranz has an undergraduate degree and a MBA from Lehigh University. He is a graduate of the Graduate School of Savings Banking at Brown University.

Thomas E. Laird, age 54, joined Hudson City Savings in 1974. He has served as Senior Vice President, Lending since January 2000 and as Senior Vice President of Hudson City Bancorp since January 2004. He previously served as Senior Vice President and Mortgage Officer from January 2000 to 2002. Prior to that, he served as First Vice President and Mortgage Officer from 1991 to 2000. His primary areas of responsibility are mortgage and consumer lending and loan production. Mr. Laird holds an undergraduate degree from St. Peter’s College and is a graduate of the National School of Banking at Fairfield University. Mr. Laird was actively involved from 1989 to 1999 on the Wanaque Board of Education, having served for two terms as Board President. He has also been active in the New Jersey League of Community and Savings Bankers and presently is a board member of the Dover Housing Development Corporation. He is a former member of the Board of Governors of the Mortgage Bankers Association of New Jersey.

Michael B. Lee, age 57, has served as Senior Vice President of Hudson City Savings since January 2000 and as Senior Vice President of Hudson City Bancorp since January 2004. He previously served as First Vice President of Hudson City Savings from 1989 to 2000, and as Secretary from 1989 to 2003. He is responsible for branch administration, training and customer retirement programs. He has an undergraduate degree in management from St. Peter’s College and a Masters Degree from New Jersey Institute of Technology. He has also graduated from the National School of Finance and Management at Fairfield University. Mr. Lee is a Past President of the Bergen Chapter of the American Institute of Banking and has served on several committees of the New Jersey League of Community and Savings Bankers. Mr. Lee joined Hudson City Savings in 1971.

Veronica A. Olszewski, age 47, has served as Senior Vice President and Corporate Secretary of Hudson City Bancorp and Hudson City Savings since January 2004. She previously served as Senior Vice President from January 2002 to December 2003, First Vice President from January 2000 to December 2001 and Vice President and Assistant Auditor from March 1997 to December 1999. Ms. Olszewski joined Hudson City Savings in 1980. She is responsible for the functions of Corporate Secretary, special projects and strategic planning. Ms. Olszewski is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, New Jersey Society of CPAs and the American Society of Corporate Secretaries. She is a graduate of Jersey City State College.

Certain Transactions with Members of Our Board of Directors and Executive Officers

Transactions with related persons, including directors, executive officers and their immediate family members, have the potential to create actual or perceived conflicts of interest between Hudson City Bancorp and such persons. Transactions with related persons generally are categorized as either loans that we may make in the ordinary course of business as a financial institution or all other related person transactions.

We do not currently make loans or extend credit to directors or executive officers. We have made residential mortgage loans to one of our executive officers prior to promotion to executive officer status and to members of the immediate families of certain of our officers and directors. Such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

All other related person transactions are generally treated as potential violations of our Code of Ethics for which a waiver must otherwise be obtained if they are found to create a conflict of interest. Under both our Code of Ethics and our Audit Committee Charter, the Audit Committee is charged with reviewing and approving all related person transactions, including any loans to directors, executive officers or their immediate family members, for potential conflicts of interest.

We retain the law firm of Dieffenbach, Witt & Birchby. John D. Birchby served as a director of Hudson City Bancorp and Hudson City Savings in 2006 until the expiration of his term at the annual meeting on June 8, 2006 and has been a partner of Dieffenbach, Witt & Birchby since 1975. We incurred charges of $6,846 for services rendered by this firm in 2006 that were paid in 2007. In 2006, we paid a total of $119,517, of which $85,975 was in satisfaction of amounts owed for services rendered by this firm in 2005. The firm also received $1,029,825 in 2006 from borrowers of Hudson City Savings to review loan documentation. We also rented 2,450 square feet of office space to Dieffenbach, Witt & Birchby in 2006. During 2006, we received lease payments of $70,296.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Hudson City Bancorp’s executive officers and directors, and persons who own more than 10% of Hudson City Bancorp common stock to file with the Securities and Exchange Commission reports of ownership and changes of ownership. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish Hudson City Bancorp with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Hudson City Bancorp believes that, with the exception of one Form 4 filed on behalf of an executive officer, all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with. John M. Tassillo filed a Form 4 in January 2007, with respect to the disposition of 25,083 shares which were withheld by Hudson City Bancorp in April 2005 to satisfy payroll tax obligations of Mr. Tassillo upon vesting of common stock pursuant to Hudson City Bancorp’s 2000 Recognition and Retention Plan.

PROPOSAL 2
RATIFICATION OF APPOINTMENT
OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to act as Hudson City Bancorp’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007, subject to ratification of such appointment by our stockholders. A representative of KPMG LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

Audit Fees

For the fiscal year ended December 31, 2006, KPMG LLP billed Hudson City Bancorp an aggregate of $930,000 for professional services rendered for the audits of the Company’s financial statements for such period and internal control over financial reporting as of December 31, 2006, and the reviews of the financial statements included in Hudson City Bancorp’s Quarterly Reports on Form 10-Q during such period. Such fees were $751,800 for the fiscal year ended December 31, 2005.

Audit-Related Fees

For the fiscal year ended December 31, 2006, KPMG LLP billed Hudson City Bancorp an aggregate of $80,000 for services that are reasonably related to the audit or review of the Company’s financial statements and not described above under the caption “Audit Fees.” The services comprising these fees were employee benefit plan audits. Audit-related fees were $294,000 for the fiscal year ended December 31, 2005. The services comprising these fees were review of, and issuance of consent for, Hudson City Bancorp’s Registration Statement on Form S-3 and employee benefit plan audits.

Tax Fees

For the fiscal year ended December 31, 2006, KPMG LLP billed Hudson City Bancorp an aggregate of $82,400 for professional services rendered for federal and state tax compliance and advice. Tax fees were $105,225 for the fiscal year ended December 31, 2005. The services comprising these fees were federal and state tax compliance and rendering an opinion on state tax ramifications of Hudson City Bancorp’s second-step conversion.

All Other Fees

KPMG did not perform other services for Hudson City Bancorp for the fiscal years ended December 31, 2006 and 2005.

Audit Committee Approval

Acting under its charter, the Audit Committee annually appoints the independent registered public accounting firm, in its sole discretion, and reviews the scope of the audit services to be performed for the year with the independent registered public accounting firm, the principal accounting officer and the senior internal auditing executive and pre-approves all such audit services. In addition, the Audit Committee pre-approves the retention of the independent registered public accounting firm for all non-audit services and the fees to be paid for such services. In accordance with such policies, the Audit

Committee approved 100% of the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

Audit Committee Report

Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is primarily responsible for:

•	Monitoring the integrity of Hudson City Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance and public disclosure of financial information;

•	Monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and

•	Maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors.

In fulfilling its responsibilities, the Audit Committee, among other things:

•	Reviews with management and the independent registered public accounting firm Hudson City Bancorp’s audited financial statements and other financial disclosures to be included in its Annual Report on Form 10-K and the quarterly financial statements and other financial disclosures to be included in Quarterly Reports on Form 10-Q, in each case prior to the filing of such reports with the Securities and Exchange Commission;

•	Supervises the relationship between Hudson City Bancorp and its independent registered public accounting firm, including making decisions with respect to their appointment or removal, evaluating their performance, reviewing the scope of their audit services and approving the compensation for such services, approving any non-audit services and the fees for such services, and evaluating the independence of the independent registered public accounting firm; and

•	Working with management, the independent registered public accounting firm, and the internal auditors of Hudson City Bancorp, evaluates the integrity of Hudson City Bancorp’s financial reporting processes and controls.

In accordance with the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited financial statements of Hudson City Bancorp for the fiscal year ended December 31, 2006, with Hudson City Bancorp’s management. The Audit Committee has discussed with KPMG LLP Hudson City Bancorp’s audited financial statements for the fiscal year ended December 31, 2006, including the following matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees):

•	The independent registered public accounting firm’s responsibility under Generally Accepted Auditing Standards adopted in the United States;

•	Any significant accounting policies either newly adopted or modified;

•	Any significant management judgments and estimates included in the underlying financial statements;

•	Any significant audit adjustments proposed in their examination;

•	Any other information in documents containing the audited financial statements;

•	Any disagreements with management;

•	Any major issues discussed with management and other independent audit and accounting firms;

•	Any major issues discussed with management prior to retention as independent registered public accounting firm;

•	Any difficulties encountered in performing the examination; and

•	Quality of accounting principles.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. Based on the review and discussions with Hudson City Bancorp’s auditors and management as noted above, the Audit Committee recommended to the Board of Directors that the financial statements for the fiscal year ended December 31, 2006 be included in Hudson City Bancorp’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of Hudson City Bancorp, Inc.

William J. Cosgrove, Chair

William G. Bardel, Member

Scott A. Belair, Member

Joseph G. Sponholz, Member

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

Hudson City Bancorp aspires to the highest standards of ethical conduct. In that spirit, we are committed to being a leader in corporate governance reform. In addition to our ongoing compliance with the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Stock Market and Delaware law, Hudson City Bancorp continues to strive to follow high standards of corporate governance.

Independence of Directors

A majority of the Board of Directors and each member of the Compensation, Nominating and Governance and Audit Committees are independent, as affirmatively determined by the Board consistent with the criteria established by the NASDAQ Stock Market and as required by Hudson City Bancorp’s Bylaws.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Hudson City Bancorp and its subsidiaries, affiliates and equity investors, including those reported under “Certain Transactions with Members of our Board of Directors and Executive Officers” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the nominees, William J. Cosgrove, Donald O. Quest, M.D. and Joseph G. Sponholz, and the following continuing directors, meet Hudson City Bancorp’s standard of independence: Michael W. Azzara, William G. Bardel, Scott A. Belair and Victoria H. Bruni. The remaining directors were not determined to be independent for the following reasons: Ronald E. Hermance, Jr. and Denis J. Salamone are currently executive officers of Hudson City Bancorp. During 2006, three directors served until their terms expired at the 2006 annual meeting. Of those three, Andrew J. Egner, Jr. was independent.

Lead Independent Director

The Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. The independent members of the Board of Directors have designated Donald O. Quest, M.D. to serve in this position for 2007.

Continuing Corporate Governance Efforts

We will continue our effort to be a leader in corporate governance. Hudson City Bancorp’s Bylaws, among others things, define who may be considered an “independent” director, establish a mandatory retirement age for all directors, require the independent directors to meet periodically in executive session, and require that the responsibilities of the committees of the Board of Directors conform with the requirements of the Sarbanes-Oxley Act and related rules and regulations. In addition, Hudson City Bancorp has Corporate Governance Guidelines and a Code of Ethics, both of which are available on our website at www.hcbk.com. Further actions to enhance our corporate governance mechanisms will be taken as required by law and the exchanges upon which our shares are listed, or as otherwise deemed necessary or appropriate by the Board of Directors, with a continuing focus on high standards of corporate governance.

Stockholder Communications with the Board

Stockholders of Hudson City Bancorp may contact the Board of Directors, either individually or as a group, by writing to the Board of Directors, c/o Corporate Secretary, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652. The Corporate Secretary will forward a copy of all written communications to each member of the Board of Directors.

Meetings of the Board of Directors and its Committees

During 2006, Hudson City Bancorp’s Board of Directors held 11 meetings. The independent members of the Board of Directors met in executive session 4 times during 2006. No current director attended fewer than 75% of (a) the total number of Board meetings held in 2006 during the period for which such director has been a director and (b) the total number of committee meetings held in 2006 during the period which such director was a committee member. While we do not have a specific policy regarding attendance at the annual meeting, all nominees and continuing directors are expected to attend. All of the incumbent directors attended last year’s annual meeting.

The Board of Directors of Hudson City Bancorp maintains the following three independent standing committees:

The Nominating and Governance Committee consists of Messrs. Azzara, Bardel and Belair, with Mr. Bardel serving as Chairman. All members of the Nominating and Governance Committee have been determined by the Board to be independent of Hudson City Bancorp and meet the definition of independence in Rule 4200 (a)(15) of the NASDAQ Stock Market’s listing standards. The Nominating and Governance Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. This committee is responsible for developing and implementing policies and practices relating to corporate governance, including developing and monitoring implementation of Hudson City Bancorp’s Corporate Governance Guidelines. In addition, the Nominating and Governance Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management.

The Nominating and Governance Committee employs a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will review the performance of Hudson City Bancorp’s current Board members to determine if they should stand for reelection. If a determination is made that a current Board member will not be recommended by the Nominating and Governance Committee for reelection, due to no longer satisfying the minimum qualifications, retirement or otherwise, the Nominating and Governance Committee will conduct a search for individuals qualified to become members of Hudson City Bancorp’s Board of Directors, unless the Board of Directors decides to reduce the size of the Board. The Nominating and Governance Committee will also evaluate director nominations by stockholders that are submitted in accordance with the procedural and informational requirements set forth in Hudson City Bancorp’s Bylaws and described herein under “Notice of Business to be Conducted at Annual Meeting.”

Hudson City Bancorp’s Corporate Governance Guidelines contain criteria considered by the Nominating and Governance Committee in evaluating nominees for a position on its Board. All nominees, including incumbent directors, board nominees and stockholder nominees, are evaluated in the same manner. Generally, the Nominating and Governance Committee believes that directors should possess the highest personal and professional ethics and integrity and should have broad experience in positions with a high degree of responsibility, corporate board experience and the ability to commit adequate time and effort to serve as a director. Other criteria that will be considered include expertise currently desired on the Board of Directors, geography, finance or financial service industry experience, ethical standards and involvement in the community. The Nominating and Governance Committee also evaluates potential nominees to determine if they meet Hudson City Bancorp’s standard of independence (to ensure that at least a majority of the directors will, at all times, be independent).

Directors of Hudson City Bancorp may not serve on the board of more than three other public companies and may not serve on the board of another unaffiliated insured depository institution, bank holding company, financial holding company or thrift holding company, other than the Federal Home Loan Bank of New York, while serving as a director of Hudson City Bancorp. The Nominating and Governance Committee met 6 times during 2006.

The Audit Committee consists of Messrs. Bardel, Belair, Cosgrove, and Sponholz, each of whom have been determined by the Board to be independent of Hudson City Bancorp and meet the definition of independence in Rule 4200 (a)(15) of the NASDAQ Stock Market’s listing standards. Mr. Cosgrove serves as Chairman of the Audit Committee. Hudson City Bancorp’s Board of Directors has determined that Mr. Sponholz is an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission.

The Audit Committee acts under a written charter adopted by Hudson City Bancorp’s Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Audit Committee is primarily responsible for: monitoring the integrity of Hudson City Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance and public disclosure of financial information; monitoring the independence and performance of Hudson City Bancorp’s independent registered public accounting firm and internal auditing department; and maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing department, and the Board of Directors. The Audit Committee met 7 times during 2006.

The Compensation Committee consists of the following members: Michael W. Azzara (Chair), William G. Bardel, Scott A. Belair and Victoria H. Bruni. None of the members is or previously was one of our officers or employees, or had a relationship with us requiring disclosure in this proxy statement under the caption “Transactions with Related Persons.” The Compensation Committee has a written charter that has been approved by the Board of Directors, a copy of which is available on Hudson City Bancorp’s website at www.hcbk.com. The Compensation Committee met 13 times during 2006.

Our Bylaws require that executive officer compensation be set by the Board of Directors or a board committee to which decision-making authority has been delegated. As a NASDAQ Stock Market listed company, we must observe governance standards that require executive officer compensation decisions to be made by the independent director members of our board or by a committee of independent directors. Consistent with these requirements, our Board of Directors has established a Compensation Committee all of whose members meet the definition of independence in Rule 4200 (a)(15) of the NASDAQ Stock Market’s listing standards. The Compensation Committee has (1) delegated authority from our board to grant incentive compensation under our shareholder-approved Executive Officer Annual Incentive Plan and equity compensation under our shareholder-approved 2006 Stock Incentive Plan, and to set the terms and conditions of those grants and to administer those plans; (2) delegated authority to administer, but not to make further equity compensation grants under, our shareholder-approved 2000 Stock Option Plan and 2000 Restricted Stock Plan, and (3) authority to determine or recommend, subject to ratification by the Board of Directors or its independent members, compensation policy and other elements of executive officer compensation.

The Compensation Committee meets in executive session and with its advisors and invited management present. It considers the expectations of the Chief Executive Officer and the Chief Operating Officer with respect to their own compensation, their recommendations with respect to the compensation of more junior executive officers and their recommendations with respect to director compensation, as well as empirical data and the recommendations of advisors. Executive officer compensation matters are also presented for discussion at periodic executive sessions of the independent directors and at meetings of the full Board of Directors.

The Compensation Committee may delegate any or all of its powers and responsibilities only to subcommittees of its membership. During 2006, the Committee did not delegate its powers or responsibilities.

In early 2006 following an extensive selection process, the Compensation Committee selected and engaged a nationally recognized compensation consulting firm, Frederic W. Cook & Co., Inc., to assist it in carrying out its duties including but not limited to conducting a competitive review of our named executive officer compensation levels and practices. The Compensation Committee communicates directly with, and receives written work product directly from, its consultant. It determines the compensation of its consultant and meets with the consultant both in executive session and with invited executive officers present. The Compensation Committee relies on consultants for survey data, for assistance in understanding market practices and trends and for recommended compensation strategies. The Compensation Committee has relied on Hudson City’s outside legal counsel for advice as to its obligations under applicable corporate, securities, tax and employment laws, for assistance in interpreting its obligations under compensation plans and agreements, and for drafting plans and agreements to document business decisions, but has the right to select other legal counsel.

Compensation Committee Interlocks and Insider Participation

During 2006, none of our executive officers served as a director or member of the compensation committee (or equivalent body) of another entity where a director or member of our Compensation Committee served as an executive officer or director.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee of Hudson City Bancorp, Inc.

Michael W. Azzara, Chair

William G. Bardel, Member

Scott A. Belair, Member

Victoria H. Bruni, Member

COMPENSATION DISCUSSION AND ANALYSIS

Private Securities Litigation Reform Act Safe Harbor Statement

This Compensation Discussion and Analysis contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider” “should,” “plan,” “estimate,” “predict,” “continue,” “probable” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. These factors include, but are not limited to:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among the financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•	general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•	legislative or regulatory changes may adversely affect our business;

•	applicable technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate;

•	litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	difficulties associated with achieving expected future financial results;

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations; and

•	changes in prevailing compensation practices.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. We do not intend to update any of the forward-looking statements after the date of the Proxy Statement that includes this Compensation Discussion and Analysis or to conform these statements to actual events.

Introduction

Set forth below is (1) a description of our decision- and policy-making process for executive compensation, (2) a discussion of the background and objectives of our compensation programs for executive officers and (3) a description of the material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers:

Name	Title

Ronald E. Hermance, Jr.	Chairman of the Board, President and Chief Executive Officer
Denis J. Salamone	Senior Executive Vice President and Chief Operating Officer (also served as principal financial officer through December 31, 2006)
John M. Tassillo	Executive Vice President
James C. Kranz	Senior Vice President and Chief Financial Officer (appointed principal financial officer as of January 1, 2007)
Ronald J. Butkovich	Senior Vice President

Descriptions of compensation plans, programs and individual arrangements referred to in the Compensation Discussion and Analysis (other than broad-based plans that are open to substantially all salaried employees) that are governed by written documents are qualified in their entirety by reference to the full text of their governing documents. We have filed these documents as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2006 and incorporate them here by this reference.

Objectives

The creation of long-term value for our shareholders is highly dependent on the development and effective execution of business strategy by our executive officers. Our executive officer compensation program seeks to:

•	attract and retain executive officers with the skills, experience and vision to create and execute a strategy for the prudent and efficient deployment of invested capital and retained earnings in a manner that will create superior long-term, cumulative returns to our shareholders through dividends and stock price appreciation,

•	motivate behavior in furtherance of these goals and

•	reward favorable results.

The factors that influence the design of our executive compensation program include the following:

•	We operate in a highly regulated industry. We value industry-specific experience and a track record of effective interaction with our primary regulators.

•	The success of our product offerings depends on the behavior of customers in the local communities that we serve, as well as on local, regional and national interest rates, employment levels and real estate markets, and on other economic factors that influence the performance of our loan and investment portfolios. We value executives with sufficient tenure in our markets to have experienced the behavior of our customers, products and investments in various phases of the economic cycle.

•	We are a community-based institution focused primarily on organic expansion of our core business. We value commitment to shared objectives and individual contribution to their achievement.

•	Strategic initiatives that enhance long-term shareholder value may not always improve short-term operating results or shareholder returns. We value decision-making that focuses on long-term results with sensitivity to short-term effects.

•	We operate in interest rate and credit markets that are in a state of flux. We value flexible decision-making that respects our business plan but adapts quickly to change.

•	External recruitment of executives can have substantial monetary costs, unpredictable outcomes, and a disruptive effect on corporate culture. We value the retention of performing incumbent executives and the internal development of their successors where possible, turning to external recruitment where retention and management development programs do not meet our needs.

•	Our principal operating subsidiary is a federally chartered savings bank, and compensation paid for service as an executive officer of the savings bank must take into account certain specific considerations enumerated in regulations issued by the Office of Thrift Supervision of the United States Treasury Department.

The executive compensation program includes several components designed, in combination, to address these factors. Our executive officer compensation program was in a state of transition during 2006 as we adapted it to our new organizational structure and business plan resulting from our stock offering completed in June 2005. We expect that the components of our executive compensation program and their relative significance may change further from year to year as circumstances change.

Key Elements of the Compensation Package

In General.  Our 2006 compensation program for our named executive officers consisted of three key elements: base salary, which is designed to provide a reasonable level of predictable income commensurate with market standards of the position held; annual cash incentives, which are designed to motivate our executives to meet or exceed annual performance objectives that are derived from our business plan; and long-term incentives in the form of stock options, which are designed to retain talented employees and provide an incentive to maximize shareholder return in the longer term. We also provide certain fringe benefits and perquisites, and retirement and other termination benefits. We have designed our executive compensation program such that, as a general matter, a significant portion of each named executive officer’s total annual compensation opportunities will be comprised of performance-based compensation opportunities and a majority of the performance-based compensation opportunities will be comprised of long-term incentives with value derived exclusively from stock price appreciation.

Base Salary.  Base salaries are reviewed annually. They do not vary substantially and directly with annual performance but instead reflect market factors, experience and tenure in office, job content and sustained performance over an extended period, and general cost of living factors. Base salaries of our named executive officers have been positioned above the median of the indicated range of salaries derived from a competitive salary review prepared for our Compensation Committee by its independent consultant, reflecting a combination of sustained individual performance by the named executive officers, experience and tenure in office. In 2006, base salary increases for our named executive officers were as follows:

			Resulting Annual
Name	% Increase	$ Increase	Base Salary Rate

Ronald E. Hermance, Jr.	11.6%	$125,000	$1,200,000
Denis J. Salamone	11.5	75,000	725,000
John M. Tassillo	7.5	30,000	430,000
James C. Kranz	14.5	40,000	315,000
Ronald J. Butkovich	7.5	20,000	287,000

Percentage and dollar increases vary based on the increase necessary to achieve the desired salary positioning for each named executive. Mr. Kranz’s base salary was further increased effective January 1, 2007 in connection with his appointment as principal financial officer.

Cash Incentives.  We employ performance-based annual incentives under our Executive Annual Incentive Plan to motivate named executive officers to execute specific financial and non-financial elements of our business plan and to reward individual conduct that supports shared corporate goals. Prior to 2006, annual incentives were formulaic and earned principally on the basis of the level of attainment of pre-determined pre-tax income targets. In 2006, we began a transition to an incentive program that incorporated individual performance objectives for each named executive officer. Actual incentive payments are based in part on a subjective evaluation of performance and in part on the achievement of shared corporate financial goals.

Our business plan contemplates the deployment of retained earnings and capital raised in our 2005 stock offering by measured expansion of our franchise primarily through de novo branch openings in selected markets, leveraging our balance sheet through wholesale borrowings to fund mortgage loans, dividend payments and stock repurchases, all as consistent with prevailing business conditions and opportunities, expense discipline and the preservation of or growth in annual net income. For 2006, each of our named executive officers had the opportunity to earn an incentive payment once the Company’s annual income before taxes and extraordinary items equaled or exceeded a threshold level of $327 million. In the cases of Messrs. Hermance, Salamone and Tassillo, we set a maximum incentive payment for each in early 2006 and the actual payment was based on a subjective, retrospective review of corporate and individual performance indicators. In the case of Messrs. Butkovich and Kranz, a matrix determined 60% of the incentive payment based on annual income before taxes and extraordinary items in relation to threshold, target and superior levels. A subjective assessment of performance relative to individual performance objectives determined the balance of the payment. This approach enabled us to control the portion of our net income before taxes and extraordinary items that will be expended for cash incentives. It focused management on the income effects of increases in overhead expense associated with expansion of the branch network, balance sheet growth and other strategic and operating decisions. It also afforded management flexibility to adapt to business conditions as they emerged during the year and afforded the Compensation Committee the ability to reward or discipline management for its actions based on a retrospective review of the business context in which action was taken.

Individual performance factors for Mr. Hermance consisted of an assessment of the effectiveness of capital deployment initiatives during the year, expense discipline reflected in our efficiency ratio, effective execution of the acquisition of Sound Federal Bancorp, Inc. and its wholly owned subsidiary, Sound Federal Savings, on July 14, 2006, development of a compelling vision and long-term corporate strategy, and personal involvement in the development of a strong investor relations program. Individual performance factors for Mr. Salamone included effective operational management as reflected in the achievement of individual objectives by his direct reports, effective integration of Sound Federal, progress on development of key managers and a management succession plan, and contribution to investor relations and long-term strategic planning initiatives. Individual performance factors for Mr. Tassillo consisted of effective implementation of dividend reinvestment and stock repurchase programs, contributions to the execution of the Sound Federal acquisition and progress on a management transition plan for our information technology function. Individual performance factors for Mr. Kranz consisted of successful use of wholesale funding sources to achieve balance sheet and revenue growth, progress in re-balancing the adjustable-rate and fixed-rate components of our mortgage-backed securities portfolio, and effective integration of the Sound Federal investment and loan portfolios into Hudson City’s systems and portfolios. Individual performance factors for Mr. Butkovich consisted of success in expanding our Long Island franchise through additional de novo branch openings and success in building brand recognition through effective advertising, superior customer service and community involvement.

Final award decisions reflected our actual income before taxes and extraordinary items of $460.6 million, the Compensation Committee’s subjective assessment of the individual performance factors described above, and, in the case of executives other than the Chief Executive Officer, the Chief Executive Officer’s subjective assessment of their individual performance. The Compensation Committee also took into account the adverse interest rate environment that continued and the slowdown in residential real estate markets that emerged during the year and the quality of management’s response to these factors.

Each named executive officer’s overall performance was judged to fall between target and superior levels. For 2006, the named executive officers’ maximum award opportunities, and actual incentives awarded as a percentage of maximum, were:

		Actual Award
	Maximum Award	as a % of
Name	Opportunity ($)	Maximum
Ronald E. Hermance, Jr.	$1,827,500	82%
Denis J. Salamone	910,000	80
John M. Tassillo	480,000	75
James C. Kranz	220,000	64
Ronald J. Butkovich	213,600	63

The payment of annual incentives to each of the named executives in amounts less than the maximum incentive opportunity is attributable to the level of annual income before taxes and extraordinary items for 2006 and the weight accorded to the Compensation Committee’s assessment of individual performance relative to individual goals in each case. No specific factors were dispositive in any individual case.

Equity Compensation.  In 2006, we began a transition to a performance-based equity compensation program in contrast to a more traditional service-based approach.

Prior to 2006, it had been our practice to consider stock option and restricted stock grants at the time of hire or promotion for newly hired or promoted executive officers and annually in connection with our annual executive officer compensation review for incumbent executive officers. We used equity awards as a retention tool and as an incentive for executive officers to make strategic and operating decisions that, over time, are reflected in stock price appreciation. Awards vested ratably over a vesting period, contingent only on continued service through the vesting date or the occurrence of certain acceleration events such as death, disability, retirement and change in control. Awards were valued based on the grant-date fair market value of our common stock (in the case of restricted stock awards) and the grant-date value of stock options based on a recognized option valuation methodology. We amortized the grant-date value over the award’s vesting period and included each year’s amortization amount as part of that year’s compensation package in evaluating the overall compensation package. It has not been our practice to reduce compensation or retirement benefits in subsequent years based on stock price performance that causes previously granted equity awards to increase in value, or to grant additional compensation or retirement benefits where stock price performance has impaired the value of previous awards, because such practices could weaken the intended linkage between equity compensation and mid- to long-term shareholder return.

In 2006, we implemented, with shareholder approval, the 2006 Stock Incentive Plan, our first equity compensation plan since 2000. We made initial awards under the 2006 Stock Incentive Plan shortly following shareholder approval. These awards were granted and priced three business days after our release of financial results for the second quarter of 2006. Awards made in 2006 departed from past practice in several respects. All awards took the form of stock option grants, rather than a mix of stock options and restricted stock, so that the awards’ value is based on and directly tied to stock price appreciation. The stock options granted to our named executive officers, other than Mr. Tassillo, are a mix of one-time retention stock options that vest based on continued service through the applicable vesting date and performance-based stock options that vest based on a combination of continued service and satisfaction of certain corporate performance conditions. Mr. Tassillo received only retention stock options.

Retention stock options for all named executive officers, other than Messrs. Hermance and Tassillo, vest 60% on the third anniversary of the grant date and the remaining 40% on the fifth anniversary of the grant date. Mr. Tassillo’s grant vests 100% on the first anniversary of the grant date and is scaled to provide a one-year rather than multi-year retention incentive, reflecting the nature of his arrangement to continue working past his normal retirement date. Mr. Hermance’s grant vests 100% on the third anniversary of the grant date, reflecting terms negotiated with the Compensation Committee. In contrast to prior grants and in order to strengthen the retention aspect of retention stock options, vesting of retention stock options does not accelerate on retirement, and acceleration in cases of death or disability is limited to those options scheduled to vest within six months of the termination date. Vesting accelerates in the event of a change of control only if the executive is discharged without cause or resigns with good reason before the option’s regularly scheduled vesting date.

Performance stock options granted in 2006 have been structured to reward option holders for stock price appreciation that is achieved without compromising fundamental elements of our business plan. Our business plan contemplates deposit and loan growth achieved through favorable product pricing made possible by operating efficiency. All performance stock options vest 100% on December 31, 2008, provided that certain target levels of operating efficiency, as measured by our efficiency and non-performing asset ratios averaged over the period of ten quarters ending December 31, 2008, are maintained, with the same acceleration features as retention stock options. Tying vesting of performance stock options to targets for efficiency and non-performing asset ratios seeks to encourage conduct that produces stock price appreciation through net income growth without compromising the standards for credit quality or operating efficiency that are incorporated in our business plan. The target levels chosen reflect our historical performance with respect to efficiency and asset quality with a small margin for variance. We expect these performance targets to be achieved, if they are not, performance options are subject to forfeiture, with the Company recovering prior expense accruals relating to these grants.

Our current policy is to consider stock option grants to executive officers in the first quarter of each year, with consideration given to episodic grants at the time of promotion or hire to promoted or newly hired executives, and, in general, to price stock option grants shortly after the release of quarterly or annual financial results or at other times when we would permit our directors and executives to purchase and sell our common stock on the open market under our securities trading policy.

Other Elements of the Executive Compensation Package

Our 2006 compensation program for our named executive officers included the following additional elements:

Retirement Benefits.  In addition to base salary, annual cash incentives and long-term equity incentives, our named executive officers are eligible to participate in the same broad-based, tax-qualified retirement and savings plans as other employees with similar dates of hire. They are also eligible to participate in certain non-qualified supplemental executive retirement plans because applicable tax rules do not permit them to receive benefits under our broad-based, tax-qualified plans at the same percentage of salary as other employees. The supplemental executive retirement plans generally provide benefits that, when added to the benefits available under our qualified plans, are equivalent, as a percentage of salary, to the benefits provided to other employees. We provide these benefits in lieu of additional current cash or equity compensation to assure that our named executive officers have a source of retirement income that is available at the time of retirement without regard to the performance of their personal savings and investment portfolios and because these programs enjoy more favorable corporate and/or personal income tax treatment under the federal tax laws than current compensation.

We also use the supplemental plans to provide additional pension benefits to executives who are recruited from other employers in mid-career by granting additional years of service credits for periods of employment with a prior employer. It has been our practice to grant additional years of service credit only at the time of hire and as part of the employment negotiation. Messrs. Hermance, Salamone and Butkovich received negotiated prior service credits as part of their hiring packages in their respective years of hire.

Under our supplemental employee stock ownership plan, Messrs. Hermance and Salamone also participate in an additional benefit designed to replicate the employee stock ownership plan benefits each would accumulate if all acquisition debt incurred to purchase common stock for future allocation under our leveraged employee stock ownership plan were repaid on or before their respective retirement dates. This benefit is payable only in the event of early or normal retirement while our employee stock ownership plan has unpaid acquisition debt. The benefit is designed to approximate an additional employee stock ownership plan benefit that would be provided if, prior to the executive’s retirement, we experienced a change in control that resulted in a mandatory prepayment of our tax-qualified employee stock ownership plan’s acquisition debt and an accelerated allocation of any remaining common stock that had secured the acquisition debt. We provide this benefit primarily so that the change in control feature of our employee stock ownership plan does not serve as a financial disincentive to retirement. In addition, in the event of a change in control, we expect that the payment of this benefit to a retirement-eligible executive would reduce the cost of change in control benefits otherwise payable to him. Mr. Tassillo’s participation in this feature was terminated in 2006 as part of the arrangement for his continued employment beyond normal retirement age.

Our broad-based and executive-level retirement programs have benefit formulas that are tied to base salary. Cash incentives, restricted stock, option-related compensation and other items of compensation do not increase or reduce benefit levels.

Perquisites and Other Benefits.  We also provide the following perquisites and benefits to our named executive officers; the use of a company automobile for Messrs. Hermance, Salamone, Tassillo and Butkovich; membership dues in private clubs for Messrs. Hermance and Salamone; travel and entertainment expenses for the wives of named executive officers to accompany them on certain business travel, and certain supplemental executive medical benefits. We provide them as a convenience to our executives and because we believe our business benefits from the travel and entertainment activities which they facilitate. We provide these benefits in kind, but the Compensation Committee takes the cost of these items into account in setting other elements of compensation. In 2006, we discontinued a modest supplemental death benefit program for our named executives.

Each of our named executive officers is also eligible, under our charitable matching contribution program, to direct us to make charitable gifts in limited dollar amounts to the tax-exempt organizations of their choice. We offer this program to encourage philanthropy among our named executives and to capture any benefit to our corporate reputation that may result from our named executives’ philanthropic activity.

Employment Agreements and Change in Control Agreements.  Consistent with the practices of other financial institutions of similar size and asset and business mix, we have entered into employment or change of control severance agreements with each of our named executive officers. We have found it necessary to offer these arrangements as part of the recruitment packages for newly hired executives. We have offered them to incumbent executives so that they perceive our package of employment and change in control protections to be comparable to those available at other employers. If we did not follow market practice in this regard, we believe we would have to offer increased annual compensation packages, at increased recurring annual cost, in order to attract and retain the executive talent we require.

The employment agreements with Messrs. Hermance, Salamone and Tassillo help us protect our franchise by restricting their ability to work for competitors in our markets for a specified period following a voluntary resignation without good reason or a discharge with cause and prohibiting solicitation of or disturbance of our relations with customers and employees for a specified period following termination for any reason. We choose to secure these restrictions through employment agreements rather than attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. These agreements are designed to provide a termination benefit equal in value to three years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of discharge without cause or resignation following certain triggering events, including a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. In addition, for a limited period of time following a change in control, Messrs. Hermance, Salamone and Tassillo may each choose to resign for any reason or no reason and collect the same termination benefits that would be available if their resignation had followed a specified triggering event. We provide these benefits as a retention incentive for these named executives to remain in their positions through the conclusion of a change in control transaction that will be in place regardless of the existence or value, from time to time, of other items of compensation with retention features. We have provided for the resignation window following a change in control for these individuals to reduce the extent to which personal issues would serve to distract them from corporate matters during the negotiation and execution of a change in control transaction.

The change in control agreements in effect with our other named executive officers restrict their right to solicit or disturb our relations with our customers or employees following termination of employment for any reason following a change in control. We choose to secure these restrictions through change in control agreements rather than attaching them to equity compensation grants or other items of compensation so that they remain in effect indefinitely and are not tied to a decision to continue or discontinue, or to the value of, a particular item of compensation. These agreements are designed to provide a termination benefit equal in value to two years’ compensation and benefits (excluding stock options, restricted stock or other equity compensation) in the event of discharge without cause or resignation following certain triggering events, including a diminution in title, position, duties or authority, failure to pay or a reduction in compensation, involuntary relocation or other material breach of contract. We provide these benefits as a retention incentive for these named executives to remain in their positions through the conclusion of a change in control transaction that will be in place regardless of the existence or value, from time to time, of other items of compensation with retention features.

Material Policies and Procedures

Benchmarking and Survey Data

The Compensation Committee requests and reviews survey data for information relating to compensation practices at other financial institutions of similar asset and business mix as well as general compensation trends in the private sector. For 2006, the Compensation Committee considered survey data for the following companies selected, in consultation with its compensation consultant, based on their asset size, market capitalization, headcount and business focus on deposit-taking and residential mortgage lending: Associated Banc-corp; Astoria Financial Corp.; Comerica, Inc.; Commerce Bancorp, Inc. (New Jersey); Compass Bancshares, Inc.; Downey Financial Corp.; First Horizon National Corp., Inc.; Huntington Bancshares, Inc.; IndyMac Bancorp, Inc.; Mercantile Bankshares, Inc.; Sovereign Bancorp, Inc.; and Zions Bancorporation. The Compensation Committee does not seek to set compensation levels at prescribed percentile rankings within a peer group. It does use survey data to determine on a historical basis the degree of correlation between the base salary, annual incentive and equity compensation provided by us (expressed as a percentile ranking relative to our peers) and our percentile ranking among the same peer group for performance measures that include, but are not limited to, return on average assets, return on average equity, asset growth, total shareholder return, efficiency ratio and net income growth.

Impact of Accounting and Tax Treatment

Section 162(m).  Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit, per executive officer, on our federal tax deduction for certain types of compensation paid to the named executive officers. It has been the Compensation Committee’s practice to structure the compensation and benefit programs offered to the named executive officers with a view to maximizing the tax deductibility for the Company of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation Committee considers a variety of factors, including the materiality of the payments and tax deductions involved, the need for flexibility to address unforeseen circumstances and the need to attract and retain qualified management. After considering these factors, the Compensation Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes. It is anticipated that certain restricted stock awards may be non-deductible, in whole or in part, as a result of section 162(m).

Sections 4999 and 280G.  Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to Hudson City. If payments that are contingent on a change of control to a disqualified individual (which terms includes the named executive officers) exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

We have entered into employment agreements with each of Messrs. Hermance, Salamone and Tassillo, pursuant to which we will make an indemnification payment to the executive officer so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive officer would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no excise tax. We have done this so that, in general, whether or not we have experienced a change in control will not affect the net after-tax value to these individuals of termination benefits under their employment agreements. Messrs. Butkovich and Kranz are not entitled to such payments under their change of control agreements; since their change in control agreements provide for termination benefits only in the event of a change in control, their circumstances do not present the concerns that caused us to provide for indemnification payments in the employment agreements. Neither Hudson City Savings, nor Hudson City Bancorp, is permitted to claim a federal income tax deduction for the portion of the change of control payment that constitutes an “excess parachute payment,” or the indemnification payment.

Accounting Considerations.  The Compensation Committee is informed of the financial statement implications of the elements of the executive officer compensation program. However, a compensation element’s probable contribution to the objectives of our executive officer compensation program and its projected economic cost, which may or may not be reflected on our financial statements, are the primary drivers of executive officer compensation decisions.

Personal Income Tax Considerations.  Federal and state income tax laws do not apply uniformly to all items of compensation, with the result that certain items of compensation are more valuable, on a net after-tax basis, to our named executives, or less costly, on a net after-tax basis, to us. We take the federal and state personal income tax treatment of various items of compensation into account to the extent consistent with the corporate goals and objectives of our executive compensation program.

Stock Ownership Policy

In February of 2005, we instituted stock ownership targets for our directors and officers with a title of Executive Vice President or higher. The purpose of these guidelines is to promote director and officer stock ownership that will cause our directors and officers to share, with other stockholders, a financial interest in the performance of our stock. Pursuant to these stock ownership targets, each outside director is expected to own an amount of our common stock equal to ten times the annual cash retainer for such director’s service and each officer is expected to own an amount of our common stock equal to three times the senior executive officer’s base salary. The Nominating and Governance Committee is authorized to adopt stock ownership guidelines for our other officers as it deems necessary or appropriate. Current stock ownership by our directors and named executive officers meets or exceeds the target levels.

Role of CEO in Determining the Compensation of Other Named Executive Officers

We consider compensation policy an important tool that should be available to the Chief Executive Officer in setting and executing corporate strategy. Our Compensation Committee, alone or in consultation with the other independent members of our Board of Directors, determines the compensation of each executive officer but considers the views of the Chief Executive Officer and Chief Operating Officer in setting the compensation of more junior executive officers.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officer Compensation

The following table provides information about the compensation of our named executive officers for 2006.

SUMMARY COMPENSATION TABLE

(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)
							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary(1)	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Ronald E. Hermance, Jr.	2006	$1,108,654	—	$211,829	$1,415,464	$1,500,000	$533,165	$560,423	$5,329,535
Chairman of the Board, President & Chief Executive Officer
Denis J. Salamone	2006	670,192	—	217,465	563,982	725,000	207,357	353,317	2,737,313
Senior Executive Vice President and Chief Operating Officer, Director (also served as Principal Financial Officer)
John M. Tassillo	2006	408,077	—	88,443	292,564	360,000	51,540	195,946	1,396,570
Executive Vice President
James C. Kranz	2006	285,769	$14,298	34,107	142,343	140,000	216,646	126,953	960,116
Senior Vice President
Ronald J. Butkovich	2006	272,385	13,621	662,600	210,883	135,000	63,066	142,087	1,499,642
Senior Vice President

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year and, whether or not actually paid during such year, whether or not deferred pursuant to non-incentive deferred compensation plans or in exchange for awards of restricted stock, stock options or other forms of non-cash compensation. In the case of Mr. Hermance, salary earned during the fiscal year in excess of $1 million has been deferred, placed in a deferred compensation account and converted into 7,994 share-equivalent units, which are adjusted to reflect dividends and positive or negative share price performance for Hudson City Bancorp common stock.

(Notes continued on following page)

(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Hudson City Bancorp granted to the named executive officer, regardless of the year of grant and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(c) to the audited financial statements included in the 2006 Annual Report on Form 10-K This amount does not reflect the value of dividends paid on unvested restricted stock, which is included in the Summary Compensation Table under the caption “All Other Compensation.”

(3)	Represents the compensation cost recognized for the fiscal year for options to purchase shares of Hudson City Bancorp common stock outstanding to the named executive officer, regardless of the year of grant and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(d) to the audited financial statements included in the 2006 Annual Report on Form 10-K and footnote 5 to the Grant of Plan-Based Awards Table — FYE 2006 set forth elsewhere in this Proxy Statement.

(4)	Represents amounts earned for services rendered during the fiscal year under our Executive Officer Annual Incentive Plan, whether or not actually paid during such fiscal year.

(5)	Includes for each named executive officer (a) the increase (if any) for the fiscal year in the present value of the individual’s accrued benefit (whether not vested) under each tax-qualified and non-qualified actuarial or defined benefit plan calculated by comparing the present value of each individual’s accrued benefit under each such plan in accordance with Statement of Financial Accounting Standards 87 (“FAS 87”) as of the plan’s measurement date in such fiscal year to the present value of the individual’s accrued benefit as of the plan’s measurement date in the prior fiscal year plus (b) the amount of interest accrued on defined contribution deferred compensation balances at a rate in excess of 120% of the applicable federal long-term rate under section 1274(d) of the Internal Revenue Code of 1986 (“Code”) and dividends or dividend equivalents on balances denominated in Hudson City Bancorp common stock in excess of the dividends paid to shareholders generally during the fiscal year. The amounts of such excess interest and dividends are as follows: Mr. Hermance $-0- and $-0-; Mr. Salamone $-0-and $-0-; Mr. Tassillo $-0- and $-0-; Mr. Butkovich $-0- and $-0-; and Mr. Kranz $-0- and $-0-. The following individuals experienced year-to-year declines in the actuarial value of their accrued benefits under defined benefit or actuarial plans that are not reflected in the reported figures: Mr. Hermance $-0-; Mr. Salamone $-0-; Mr. Tassillo ($20,569); Mr. Butkovich $-0-; and Mr. Kranz $-0-.

(6)	The named executive officers participate in certain group life, health and disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer includes our direct out-of-pocket cost (reduced, in the case of the figures shown for company cars, by the amount that we would otherwise have paid in cash reimbursements during the year for business use of a personal car), for the following items:

(Notes continued on following page)

	Mr. Hermance	Mr. Salamone	Mr. Tassillo	Mr. Kranz	Mr. Butkovich

Employer contributions to qualified and non-qualified deferred compensation plans (including 401(k) plans and ESOP)	$469,574	$283,862	$172,842	$121,123	$115,386
Life insurance premiums (excluding nondiscriminatory group term life insurance)	723	884	752	490	—
Amount paid or accrued under termination of employment or change of control arrangements	—	—	—	—	—
Tax gross-up or reimbursement payments	—	—	—	—	—
Accelerated benefits due to change in control under defined benefit or actuarial plans	—	—	—	—	—
Employer contribution to designated charity under charitable contribution matching program	25,500	30,000	—	1,000	—
Dividends paid on unvested restricted stock	25,161	21,881	9,618	4,088	24,045
Company Car	23,115	8,630	12,537	—	2,656
Club Dues	11,650	6,760	—	—	—
Executive Medical Program	—	1,300	197	252	—
Travel Expense for Spouse to Accompany on Business Travel	4,700	—	—	—	—

Salary and bonus (Columns (C) and (D)) as a percentage of total compensation (Column (J)) ranged from approximately 19.07% for Mr. Butkovich to 31.25% for Mr. Kranz. These percentages are significantly influenced by the inclusion of restricted stock and stock option awards in the Summary Compensation Table at times and in amounts tied to the recognition of compensation expense for such awards under generally accepted accounting principles. As a result, the percentages for Messrs. Salamone and Butkovich reflect expense recognized in 2006 for negotiated employment-inducement awards of stock options and restricted stock in their respective years of hire. In addition, the percentages for all named executive officers reflect the absence of awards of restricted stock or stock options during the period of nine consecutive calendar quarters ending June 30, 2006 pending the completion of our public offering of common stock in 2005 and subsequent implementation of our 2006 Stock Incentive Plan. Total cash compensation (Columns (C), (D) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 28.07% for Mr. Butkovich to 55.00% for Mr. Tassillo. Total performance-based compensation (Columns (E) (F) and (G)) as a percentage of total compensation (Column (J)) ranged from approximately 32.96% for Mr. Kranz to approximately 67.25% for Mr. Butkovich.

Employment Agreements

Hudson City Bancorp and Hudson City Savings have each entered into employment agreements dated as of June 7, 2005 with Messrs. Hermance, Salamone and Tassillo to secure their services as officers. These employment agreements amend and restate prior agreements among Hudson City Bancorp, Hudson City Savings and each of Messrs. Hermance, Salamone and Tassillo. Other than as noted in this summary or any other discussion of the employment agreements in this annual proxy statement, the terms and conditions of the employment agreements between the executives and Hudson City Bancorp are substantially similar in all material respects to the terms and conditions of the employment agreements between the executives and Hudson City Savings.

The employment agreements between Hudson City Bancorp and each of Messrs. Hermance, Salamone and Tassillo have rolling three-year terms, until the executive or Hudson City Bancorp gives notice of non-extension, at which time the terms are fixed for three years. The employment agreements between Hudson City Savings and each of Messrs. Hermance, Salamone and Tassillo have an initial three-year term, subject to annual extensions based on a review by the Board of Directors of Hudson City Savings of the executive’s performance. The executives’ current annual salary rates payable pursuant to these agreements are $1,200,000 for Mr. Hermance, $725,000 for Mr. Salamone and $430,000 for Mr. Tassillo. The agreements also provide for discretionary cash bonuses, participation on generally applicable terms and conditions in compensation and fringe benefit plans and customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and for six years after termination. The employment agreements with Hudson City Bancorp also provide for the use of an automobile owned or leased by Hudson City Bancorp and reimbursement for memberships in mutually agreed upon clubs and organizations. See “Executive Officer Compensation — Termination and Change of Control Benefits” for a description of the severance provisions contained in the employment agreements.

Compensation Plans

Incentive Plans

Executive Officer Annual Incentive Plan.  Officers at and above the level of Senior Vice President are eligible to earn cash incentives each year under the Executive Officer Annual Incentive Plan upon achievement of pre-determined corporate and individual performance goals. It is intended that bonuses payable under the Executive Officer Annual Incentive Plan constitute qualified performance-based compensation under section 162(m) of the Internal Revenue Code.

Participants in the Executive Officer Annual Incentive Plan are generally required (with certain exceptions including death, disability, retirement and a change in control) to be employed on the last day of the plan year in order to be eligible to receive an incentive payment for such year. The amount of the incentive payable to each participant is either a fixed dollar amount or a percentage of his or her annual rate of base salary. The amount or percentage varies for each officer or class of officers and depends on the level of performance attained relative to targets established during the first quarter of the year by the committee administering the plan. Incentives may be payable at, below and/or above target levels of achievement and are subject to adjustment to reflect a subjective evaluation of each officer’s performance, but generally are not payable if corporate and individual performance are below minimum thresholds. Incentives under the Executive Officer Annual Incentive Plan are generally paid on or before March 15 of the year following the plan year in respect of which they are earned, following determination of the level of achievement of corporate and individual performance goals. In the event that a deferred compensation plan for officers is in effect, participants may elect to defer payment of their bonus until a later date.

Annual Bonus Plan.  Each of our executive officers other than Messrs. Hermance, Salamone and Tassillo participate in our annual bonus program. This program covers substantially all of our salaried employees. Although this program is discretionary, we have customarily declared a bonus equal to 5% of each participating employees’ base salary.

2000 Stock Option Plan and 2000 Restricted Stock Plan.  The 2000 Stock Option Plan and 2000 Restricted Stock Plan were adopted by our Board of Directors in 1999 and approved by our shareholders in 2000. No awards were made under these plans in 2006 and none will be made in the future. Awards made to our named executive officers under these plans after 2000 and prior to 2006 vest in 20% increments over a five year period beginning at the date of grant and continued to vest during 2006. The vesting of all awards made under these plans accelerates upon the named executive officer’s death, disability or retirement or in the event of a change in control.

2006 Stock Incentive Plan.  The 2006 Stock Incentive Plan was adopted by our Board of Directors and approved by our shareholders on June 8, 2006. Subject to the terms of the 2006 Stock Incentive Plan, employees, directors and officers of Hudson City Bancorp and Hudson City Savings and any other subsidiary are eligible to participate. Hudson City Bancorp reserved 30,000,000 shares of Common Stock for issuance under the 2006 Stock Incentive Plan.

The committee administering the 2006 Stock Incentive Plan may, in its discretion, grant any or all of nine types of equity-linked awards to eligible individuals: stock options, stock appreciation rights, restricted stock (both time-based and performance-based), performance shares, performance units, deferred stock, phantom stock and other stock-based awards. The administrative committee will, in its discretion, determine the type of awards made and establish other terms and conditions applicable to the award.

The following table sets forth information regarding plan-based awards granted to the named executive officers of Hudson City Bancorp during the last fiscal year.

GRANTS OF PLAN BASED AWARDS TABLE — 2006

										All Other		Closing Sale
									All Other	Option		Price of	Grant
									Stock	Awards:	Exercise	Hudson City	Date Fair
									Awards:	Number of	or Base	Common	Value of
		Compensation	Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	Stock on the	Stock and
		Committee	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of Stock	Underlying	Option	Grant	Option
	Grant	Decision	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Date	Date(4)	($)	($)	($)	(#)	(#)	(#)	($)	(#)(3)	($/Sh)	($/Sh)	($)(5)

Ronald E. Hermance, Jr.	2/7/2006	—	—	$1,827,500	—	—	—	—	—	—	—	—	—
	7/21/2006	7/18/2006	—	—	—	—	1,250,000	—	—	—	$12.76	$12.76	$3,300,000
	7/21/2006	7/18/2006	—	—	—	—	—	—	—	1,000,000	12.76	12.76	2,760,000

Denis J. Salamone	2/7/2006	—	—	910,000	—	—	—	—	—	—	—	—	—
	7/21/2006	7/18/2006	—	—	—		375,000	—	—	—	12.76	12.76	990,000
	7/21/2006	7/18/2006	—	—	—	—	—	—	—	750,000	12.76	12.76	2,182,500

John M. Tassillo	2/7/2006	—	—	480,000	—	—	—	—	—	—	—	—	—
	7/21/2006	7/18/2006	—	—	—	—	—	—	—	150,000	12.76	12.76	303,000

James C. Kranz	2/7/2006	—	$55,000	110,000	$220,000	—	—	—	—	—	—	—	—
	7/21/2006	7/18/2006	—	—	—	—	75,000	—	—	—	12.76	12.76	198,000
	7/21/2006	7/18/2006	—	—	—	—	—	—	—	150,000	12.76	12.76	436,500

Ronald J. Butkovich	2/7/2006	—	53,400	106,800	213,600	—	—	—	—	—	—	—	—
	7/21/2006	7/18/2006	—	—	—	—	75,000	—	—	—	12.76	12.76	198,000
	7/21/2006	7/18/2006	—	—	—	—	—	—	—	150,000	12.76	12.76	436,500

(Notes on following page)

(1)	For Messrs. Hermance, Salamone and Tassillo, represents the maximum amount payable as an incentive upon achievement of a threshold level of income before taxes and extraordinary items of $327 million and is subject to downward but not upward adjustment in the discretion of the Compensation Committee. For Messrs. Butkovich and Kranz, represents the amounts payable at threshold, target and superior levels of achievement of income before taxes and extraordinary items and relative to the Compensation Committee’s subjective assessment of individual performance relative to individual performance goals.

(2)	The reported awards are performance stock options granted under the 2006 Stock Incentive Plan. The stock options vest on December 31, 2008 provided that the named executive officer continues in service through such date, and provided that specified performance measures have been satisfied. The specified performance measures are target levels for average efficiency ratio and average credit quality (as measured by the ratio of non-performing assets to total assets) measured over the period of ten quarters ending December 31, 2008. Performance options are generally forfeited in the event the option recipient terminates service before the vesting date or if any one or more of the performance measures are not satisfied. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to a vesting date, the options scheduled to vest on that vesting date will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested options will vest on the date of termination. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), one year after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason.

(3)	The reported awards are retention stock options granted under the 2006 Stock Incentive Plan. Retention options granted to all individuals other than Messrs. Hermance and Tassillo will be vested and become exercisable 60% on the third anniversary of the grant date, with the remaining 40% vesting on the fifth anniversary of the grant date. Retention options granted to Mr. Hermance and Mr. Tassillo will be vested and exercisable 100% on the third anniversary and first anniversary, respectively, of the grant date. Retention options are generally forfeited in the event the option recipient terminates service before such date. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to a vesting date, the options scheduled to vest on that vesting date will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) followed by a discharge without cause or a resignation with good reason, all unvested options will vest on the date of termination. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), one year after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason.

(Notes continued on following page)

(4)	We issued our earnings press release for the quarter ended June 30, 2006 prior to the market opening on July 19, 2006. The Compensation Committee determined to defer the pricing, and thus the grant date, of options until the third trading day after the issuance of our earnings press release in keeping with our general policy not to grant stock options during periods when our securities trading policy does not permit market purchases or sales of our common stock by our executive officers.

(5)	We determined the grant-date fair value of these stock options using the Black-Scholes method and the following assumptions:

	Retention Stock Options
	Vesting in 1	Vesting in 3	Vesting in 5	Performance Stock
	Year	Years	Years	Options

Expected Term (Mos)	42	66	90	59.4
Expected Volatility	17.60%	20.10%	19.90%	20.20%
Risk Free Rate of Return	5.00	4.98	5.00	4.98
Expected Dividend Yield	2.35	2.35	2.35	2.35

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock awards, stock options and similar equity compensation outstanding at December 31, 2006, whether granted in 2006 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE — 2006

	Option Awards							Stock Awards
										Equity Incentive	Equity Incentive
										Plan Awards:	Plan Awards:
										Number of	Market or
	Number of	Number of						Number of	Market Value	Unearned Shares,	Payout Value
	Securities	Securities		Equity Incentive				Shares or	of Shares or	Units or	of Unearned
	Underlying	Underlying		Plan Awards:		Options		Units of Stock	Units of Stock	Other Rights	Shares, Units or
	Unexercised	Unexercised		Number of Securities		Exercise	Option	That Have	That Have	of Stock That	Other Rights That
	Options (#)	Options (#)		Underlying Unexercised		Price(5)	Expiration	Not Vested	Not Vested	Have Not Vested	Have Not Vested
Name	(Exercisable)	(Unexercisable)		Unearned Options (#)		($)	Date	(#)	($)(1)	(#)	($)(1)

Ronald E. Hermance, Jr.	2,262,046	—		—		$2.16	1/12/10	76,944	$1,067,983	—	—
	411,801	—		—		3.40	9/12/11	—	—	—	—
	128,240	512,959	(2)	—		12.22	2/18/14	—	—	—	—
	—	1,000,000	(3)	1,250,000	(4)	12.76	7/20/16	—	—	—	—

Denis J. Salamone	820,736	—		—		3.59	10/28/11	38,472	533,991	—	—
	64,120	256,479	(2)	—		12.22	2/18/14	—	—	—	—
	—	750,000	(3)	375,000	(4)	12.76	7/20/16	—	—	—	—

John M. Tassillo	—	32,060		—		4.20	1/9/12	25,648	355,994	—	—
	48,090	192,359	(2)	—		12.22	2/18/14	—	—	—	—
	—	150,000	(3)	—		12.76	7/20/16	—	—	—	—

James C. Kranz	192,359	—		—		2.16	1/12/10	12,824	177,997	—	—
	25,648	102,591	(2)	—		12.22	2/18/14	—	—	—	—
	—	150,000	(3)	75,000	(4)	12.76	7/20/16	—	—	—	—

Ronald J. Butkovich	128,240	192,360	(2)	—		10.33	4/14/14	64,120	889,985	—	—
	—	150,000	(3)	75,000	(4)	12.76	7/20/16	—	—	—	—

(Notes on following page)

(1)	Market value is calculated on the basis of $13.88 per share, which is the closing sales price for our common stock on the NASDAQ Stock Market on December 29, 2006.

(2)	For Messrs. Hermance, Salamone, Tassillo and Kranz, these stock options vest in equal annual installments on January 13 in 2007, 2008, 2009 and 2010. For Mr. Butkovich, these stock options vest in equal annual installments on January 13, 2007, 2008 and 2009.

(3)	For Mr. Hermance, these stock options vest on July 21, 2009. For Mr. Tassillo, these stock options vest on July 21, 2007. For Messrs. Salamone, Butkovich and Kranz, these stock options vest 60% on July 21, 2009 and the remaining 40% vest on July 21, 2011.

(4)	These stock options vest on December 31, 2008, provided that certain minimum target levels of efficiency ratio and non-performing asset ratio, averaged over the period of 10 quarters ending December 31, 2008, are attained. We consider attainment of these target levels to be probable.

(5)	All stock options have a ten-year term and have an exercise price equal to the closing sales price for our common stock on the NASDAQ Stock Market on the date of grant (or, where no sales occurred on the date of grant, the closing sales price on the closest prior date on which sales occurred). The exercise prices for all options with expiration dates prior to 2016 include adjustments made to the original grant-date exercise price to reflect subsequent stock splits. The option grant dates and split-adjusted closing sales price for our common stock on the various options grants are as follows:

					NASDAQ
	Number of	Number of			Stock
	Securities	Securities	Equity Incentive		Market
	Underlying	Underlying	Plan Award:		Closing Sales
	Unexercised	Unexercised	Number of Securities		Price on
	Options (#)	Options (#)	Underlying Unexercised	Option	Option Award
Name	(Exercisable)	(Unexercisable)	Unearned Options (#)	Award Date	Date ($)

Ronald E. Hermance, Jr.	2,262,046	—	—	1/13/00	$2.16
	411,801	—	—	9/13/01	3.40
	128,240	512,959	—	2/19/04	12.22
	—	1,000,000	1,250,000	7/21/06	12.76

Denis J. Salamone	820,736	—	—	10/29/01	3.59
	64,120	256,479	—	2/19/04	12.22
	—	750,000	375,000	7/21/06	12.76

John M. Tassillo	—	32,060	—	1/10/02	4.20
	48,090	192,359	—	2/19/04	12.22
	—	150,000	—	7/21/06	12.76

James C. Kranz	192,359	—	—	1/13/00	2.16
	25,648	102,591	—	2/19/04	12.22
	—	150,000	75,000	7/21/06	12.76

Ronald J. Butkovich	128,240	192,360	—	4/15/04	10.33
	—	150,000	75,000	7/21/06	12.76

The following table sets forth the stock awards that vested and the option awards that were exercised for the named executive officers during the last fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE — 2006

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(1)

Ronald E. Hermance, Jr.	129,344	$1,427,108	27,700	$372,288
Denis J. Salamone	—	—	137,858	1,852,812
John M. Tassillo	312,859	2,960,840	25,648	344,709
James C. Kranz	—	—	3,206	43,089
Ronald J. Butkovich	—	—	64,120	861,773

(1)	The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the named individual and the vesting of restricted stock, based on the closing sales price for a share of our common stock on the NASDAQ Stock Market on the exercise date or vesting date, as applicable. Unexercised stock options and unvested restricted stock may not be transferred for value.

Post-Employment Compensation

Pension Benefits

The Employees’ Retirement Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees hired before August 1, 2005 who are age 21 and have at least one year of service. Its purpose is to take advantage of favorable tax rules to provide substantially all eligible employees with a stable and predictable source of retirement income that does not require the individual employee to bear either investment or mortality risk. The Hudson City Savings Bank Supplemental Executive Retirement Plan covers selected executive officers and covered Messrs. Hermance, Salamone, Tassillo, Kranz and Butkovich as of December 31, 2006.

The Supplemental Executive Retirement Plan provides for the payment of certain benefits that would otherwise be payable under the Employees’ Retirement Plan, but for certain limitations imposed by the Internal Revenue Code. Tax laws impose a limit ($220,000 for individuals retiring in 2006) on the average final compensation that may be counted in computing benefits under the Employees’ Retirement Plan and on the annual benefits ($175,000 in 2006) that may be paid. The Employees’ Retirement Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Hermance, Salamone, Tassillo, Kranz and Butkovich, benefits based on average final compensation in excess of tax limits are payable under the Supplemental Executive Retirement Plan.

Under the Employees’ Retirement Plan, upon attaining age 65, participants receive an annual retirement benefit commencing at retirement equal to two percent of their average compensation (which includes salary, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of service, up to a maximum of 30 years of service. The Supplemental Executive Retirement Plan provides that participants, upon attaining age 65, will receive an annual retirement benefit equal to two percent of their average compensation (which includes salary, but not bonus, overtime or other special pay) for the highest three consecutive years out of the final ten years of employment, multiplied by their years of service, up to a maximum of 30 years of service, minus the amount of their accrued benefit under the Employee’s Retirement Plan. Under both the Employees’ Retirement Plan and the Supplemental Executive Retirement Plan, participants have the option of choosing an actuarially equivalent alternative form of benefit, which would affect the amount of the retirement benefit payable each year.

Both the Employees’ Retirement Plan and the Supplemental Executive Retirement Plan also provide for payment of a reduced benefit to participants who retire either after age sixty with at least five years of service or after 30 years of service. None of our executive officers is currently eligible for early retirement benefits. Such benefits are calculated under the same formula as normal retirement benefits, but are based on compensation and credited service as of the date of termination of employment, and are reduced by 5/12 of 1% for each of the first 120 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 55 is entitled to the actuarial equivalent to the benefit payable at age 55.

We may, as part of our hiring negotiations with a new employee, agree to grant credit for service with the newly hired employee’s immediate prior employer.

The following table sets forth information regarding pension benefits accrued by the named executive officers during the last fiscal year.

PENSION BENEFITS TABLE — 2006

		Number of
		Years of		Payments
		Credited	Present Value of	During
		Service	Accumulated	Last Fiscal
Name	Plan Name	(#)(1)(2)	Benefit ($)(2)	Year ($)

Ronald E. Hermance, Jr.	Retirement Plan for Employees	18.58	$589,126	—
	Supplemental Executive Retirement Plan	18.58	2,129,914	—
Denis J. Salamone	Retirement Plan for Employees	4.17	94,486	—
	Supplemental Executive Retirement Plan	18.75	1,113,981	—
John M. Tassillo	Retirement Plan for Employees	35	1,057,408	—
	Supplemental Executive Retirement Plan	35	869,636	—
James C. Kranz	Retirement Plan for Employees	22.33	671,182	—
	Supplemental Executive Retirement Plan	22.33	152,895	—
Ronald J. Butkovich	Retirement Plan for Employees	1.67	46,610	—
	Supplemental Executive Retirement Plan	16.67	501,714	—

(1)	As part of their initial employment negotiations, the following individuals were granted the following years of service credit under the Supplemental Executive Retirement Plan for prior employment with other employers: Mr. Hermance -0- years; Mr. Salamone 14.58 years; Mr. Tassillo -0- years; Mr. Butkovich 15 years; and Mr. Kranz -0- years. Mr. Hermance was granted 1.33 years of service credit under the Retirement Plan for Employees.

(2)	The figures shown are determined as of the plan’s measurement date during 2006 under FAS 87 for purposes of Hudson City Bancorp’s audited financial statements. For the mortality, discount rate and other assumptions used for this purpose, please refer to note 10(a) to the audited financial statements included in the 2006 Annual Report on Form 10-K.

Deferred Compensation

Profit Incentive Bonus Plan.  The Profit Incentive Bonus Plan of Hudson City Savings Bank is a tax-qualified defined contribution plan for substantially all salaried employees who have attained age 21 and have at least one year of service. Hudson City Savings may make discretionary contributions to this plan as determined by the Board of Directors. The Profit Incentive Bonus Plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account. One permitted investment is common stock of Hudson City Bancorp. Participants will direct the voting of shares purchased for their plan accounts.

Benefits under the Profit Incentive Bonus Plan are generally payable upon termination of employment or retirement (including early retirement). No employer contributions were made to this plan for 2006.

Supplementary Savings Plan.  The Supplementary Savings Plan of Hudson City Savings Bank is a non-qualified plan that permits selected individuals to defer amounts that would otherwise be deferred under the Profit Incentive Bonus Plan, but for certain limitations imposed by the Internal Revenue Code. The Supplementary Savings Plan was frozen as of December 31, 2004 and no additional amounts may be deferred thereunder. As of December 31, 2006 Messrs. Hermance, Salamone, Tassillo, and Kranz had balances under the Supplementary Savings Plan. Account balances under the Supplementary Savings Plan are credited with interest at the end of each calendar quarter at the highest rate of interest credited on certificates of deposit issued by Hudson City Savings during the calendar quarter. During 2006, the interest rates applied were 4.34% during the first calendar quarter, 4.81% during the second calendar quarter, 5.12% during the third calendar quarter and 5.45% during the fourth calendar quarter. Accounts under the Supplementary Savings Plan are distributed in a single lump sum (unless the participant elects to receive annual installments over a period not to exceed fifteen years) as soon as administratively practicable on or after the first day of the calendar quarter coinciding with or next following (i) the participant’s termination of employment, (ii) the participant’s attainment of a designated age not earlier than age 59-1/2 and not later than age 70-1/2, (iii) the earlier of (i) and (ii) or (iv) the later of (i) and (ii), as elected by the participant, with (i) being the default if no election is made.

Employee Stock Ownership Plan.  The Employee Stock Ownership Plan of Hudson City Savings Bank is a tax-qualified plan that covers substantially all salaried employees who have at least one year of service and have attained age 21. In 1999, Hudson City Bancorp lent this plan enough money to purchase 27,879,376 of the shares of Hudson City Bancorp common stock (adjusted for stock splits) issued to investors other than Hudson City, MHC (or 3.76% of the total number of shares issued in our 1999 reorganization). The plan has purchased all 27,879,376 shares. In connection with the second-step conversion and stock offering completed on June 7, 2005, Hudson City Bancorp lent this plan enough money to purchase an additional 15,719,223 of the shares of Hudson City Bancorp common stock (or 4% of the total number of shares issued in our second-step conversion and stock offering). This plan has purchased all 15,719,223 shares. As a condition to the extension of the 2005 loan, Hudson City Bancorp and the trustee of this plan renegotiated the terms (including the interest rate and maturity) of the 1999 loan. Although contributions to this plan are discretionary, Hudson City Savings intends to contribute enough money each year to make the required principal and interest payments on the loans from Hudson City Bancorp. Any additional contributions are discretionary. Both the 1999 loan (as extended) and the 2005 loan mature on December 31, 2044. Each loan calls for level annual payments of principal and interest. The plan has pledged the shares it purchased as collateral for the loan and holds them in a suspense account. The plan released 962,185 of the pledged shares during 2006. We expect that 962,185 of the shares will be released annually in the years 2007 through 2044, and that the remaining shares will be released in 2044. The plan will allocate the shares released each year among the accounts of participants in proportion to their base salary for the year. For example, if a participant’s base salary for a year represents 1% of the total base salaries of all participants for the year, the plan would allocate to that participant 1% of the shares released for the year. Participants direct the voting of shares allocated to their accounts. Shares in the suspense account will usually be voted in a way that mirrors the votes which participants cast for shares in their individual accounts.

ESOP Restoration Plan.  The ESOP Restoration Plan of Hudson City Savings Bank is a non-qualified plan that provides a “supplemental benefit” and a “restoration benefit” to certain executives. The supplemental benefit under the ESOP Restoration Plan consists of a payment representing shares that cannot be allocated under the Employee Stock Ownership Plan due to the legal limitations imposed on tax-qualified plans. See “Executive Officer Compensation — Post-Employment Compensation — Employee Stock Ownership Plan” for a discussion of the Employee Stock Ownership Plan of Hudson City Savings Bank, including the share allocation formula thereunder. Such benefit is paid out in a single lump sum as soon as practicable following the last day of the year of termination of service (or in such other form as elected within 30 days after becoming eligible for the supplemental benefit) in an amount determined by multiplying the number of shares payable in respect of the supplemental benefit by the closing price of Hudson City Bancorp’s common stock as reported on the NASDAQ Stock Market. The restoration benefit consists of a payment representing shares that would have been allocated under the Employee Stock Ownership Plan and the ESOP Restoration Plan to a participant who retires before the repayment in full of the Employee Stock Ownership Plan’s loans if his employment had continued through the full term of the loans. Such benefit is paid out in a single lump sum as soon as practicable following the last day of the calendar year of termination of service (or in such other form as elected within 30 days after becoming eligible for such benefit) in an amount determined by multiplying the number of shares payable in respect of the restoration benefit by the average closing price of Hudson City Bancorp’s common stock reported on the NASDAQ Stock Market at the end of each quarter during the twelve quarters immediately preceding termination of service. In 2006, Mr. Tassillo elected to receive a future cash payment in lieu of participation in this Plan.

Other Deferred Compensation Program.  We maintain a non-qualified deferred compensation plan pursuant to which our named executive officers may elect to defer all or any portion of their base salary, bonus or cash incentive under the Executive Annual Incentive Plan. Deferred amounts may be invested in phantom units of our common stock or in an interest bearing phantom account that is credited with interest on a quarterly basis based on the highest rate of interest paid to depositors by Hudson City Savings during the quarter. Deferred amounts, adjusted for earnings and/or losses, are payable following termination of employment or at specified dates selected by the named executive officer prior to the deferral.

Benefit Maintenance Plan.  The Benefit Maintenance Plan of Hudson City Savings Bank was approved by our Board of Directors effective December 19, 2006. The Benefit Maintenance Plan generally combines the ESOP Restoration Plan, Supplementary Savings Plan and Supplemental Executive Retirement Plan.

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the last fiscal year under non-qualified defined contribution plans.

NONQUALIFIED DEFERRED COMPENSATION TABLE(1) — 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)(2)	($)(3)	($)(4)	($)	($)

Ronald E. Hermance, Jr.	$106,250	$371,169	$13,195	—	$2,175,841
Denis J. Salamone	—	185,458	927	—	648,979
John M. Tassillo	360,000	74,438	27,920	—	7,113,052	(5)
James C. Kranz	—	16,982	170	—	68,490
Ronald J. Butkovich	13,500	22,719	1,157	—	53,410

(Notes on following page)

(1)	Non-qualified deferred compensation includes benefits provided under our Supplementary Savings Plan and ESOP Restoration Plan (now consolidated under our Benefit Maintenance Plan) as well as under our Officers’ Deferred Compensation Plan.

(2)	Executive contributions are included in the Summary Compensation Table under the captions “Salary” and “Non-Equity Incentive Plan Compensation,” as applicable.

(3)	Registrant contributions are included under the caption “All Other Compensation” in the Summary Compensation Table.

(4)	Reported earnings did not accrue at above-market or preferential rates and are not reflected in the Summary Compensation Table.

(5)	Includes $5,733,747 not previously reported, payable to Mr. Tassillo in 2007 in consideration of the termination of his participation in the ESOP Restoration Plan.

Termination and Change in Control Benefits

Hudson City provides additional benefits, not included in the previous tables, to the named executive officers in the event of retirement or termination of employment in certain circumstances and in the event of a change in control. The following table provides an estimate of the value of such benefits, assuming termination of employment or a change in control occurred on December 31, 2006 (December 29, 2006 was the last business day in 2006).

Employment Agreements.  Pursuant to the terms of the employment agreements with each of Messrs. Hermance, Salamone and Tassillo, in the event that Hudson City Savings or Hudson City Bancorp discharges the executive without cause, the following severance benefits and payments are payable: (1) continued group life, health, dental, accident and long-term disability insurance benefits for the remaining employment term; (2) a lump sum payment equal to the estimated present value of the executive’s base salary and bonus for the remaining employment term at the highest annual salary rate paid during the three-year period prior to the date of termination; (3) a lump sum supplemental pension makeup payment under the qualified and nonqualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for the remaining employment term; and (4) at the election of Hudson City Bancorp or Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted stock, computed in each case as if the executive was fully vested at the time of payment.

The same severance benefits are payable if any of the executives resigns during the term within 90 days following loss of title, office or membership on the board of directors; material reduction in duties, functions or responsibilities which is not cured within 30 days following notice; involuntary relocation of the executive’s principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles in distance from Hudson City Savings’ principal office in Paramus, New Jersey and over 25 miles from the executive’s principal residence; reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or in conjunction with other changes, has a material adverse effect on the aggregate value of the executive’s total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or other material breach of any material term of the agreement by Hudson City Bancorp or Hudson City Savings which is not cured within 30 days following notice.

For 60 days after a change of control, each executive may resign for any reason and collect severance benefits as if he had been discharged without cause or resigned for good reason. In the event of such a resignation, severance benefits are calculated based on three years remaining in the executive’s term. Under applicable OTS regulations, Hudson City cannot experience, or enter into an agreement leading to, a change of control for at least three years following the second-step conversion and stock offering completed on June 7, 2005.

If Hudson City Bancorp or Hudson City Savings experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. Under the employment agreements with Hudson City Bancorp, Hudson City Bancorp would reimburse the executive for the amount of this excise tax and would make an additional indemnification payment so that, after payment of the initial excise tax and all additional income and excise taxes imposed on the indemnification payment, the executive would retain approximately the same net after-tax amounts under the employment agreement that he would have retained if there was no 20% excise tax. The effect of this provision is that Hudson City Bancorp, rather than the executive, bears the financial cost of the excise tax. Neither Hudson City Savings nor Hudson City Bancorp could claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement payment or gross-up payment.

In the event that any of the executives performs services for both Hudson City Savings and Hudson City Bancorp, liability for the payment of severance benefits under the employment agreements would be apportioned between the two entities in the same manner in which compensation is apportioned. Notwithstanding the foregoing, Hudson City Bancorp is jointly and severally liable with Hudson City Savings for all obligations of Hudson City Savings under the employment agreement with Hudson City Savings.

Payment of severance benefits may be conditioned on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings, Hudson City Bancorp or any of its or their subsidiaries or affiliates.

Change of Control Agreements.  Hudson City Bancorp and Hudson City Savings have jointly entered into two-year change of control agreements with Messrs. Butkovich and Kranz (as well as each of the other six executive officers). The term of these agreements is perpetual until the later of (a) one year after Hudson City Savings gives notice of non-extension and (b) two years following the most recent change of control or pending change of control that occurs within one year following notice of non-extension.

Generally, Hudson City Savings may terminate the employment of any officer covered by these agreements, with or without cause, at any time prior to a pending change of control without obligation for severance benefits. However, if Hudson City Bancorp or Hudson City Savings signs a merger or other business combination agreement, or if a third party makes a tender offer or initiates a proxy contest, Hudson City Savings cannot terminate an officer’s employment without cause without liability for severance benefits. The severance payments and benefits generally include (1) continued group life, health, dental, accident and long-term disability insurance benefits for two years; (2) a lump sum payment equal to the estimated present value of the executive’s salary and bonus for two years at the highest annual salary rate paid during the three-year period immediately prior to the date of termination; (3) a lump sum payment equal to the estimated present value of the executive’s long-term incentive compensation payments for two years; (4) a lump sum supplemental pension makeup payment under the qualified and non-qualified defined benefit and defined contribution pension plans (including the employee stock ownership plan) computed as if the executive had continued employment for an additional two years; and (5) at the election of Hudson City Savings, a lump sum payment in an amount equal to the spread of any options held by the executive or the value of any restricted stock held by the executive in exchange for such options or restricted shares, computed in each case as if the executive was fully vested at the time of payment.

Hudson City Savings must pay the same severance benefits if the officer resigns after a change of control following: loss of title, office or membership on the Board of Directors; material reduction in duties, functions or responsibilities which is not cured within 30 days following notice; involuntary relocation of his or her principal place of employment to a location that is not the principal executive office of Hudson City Savings or that is over 25 miles from Hudson City Savings’ principal office on the day before the change of control and over 25 miles from the officer’s principal residence; reduction in base salary; change in the terms and conditions of any compensation or benefit program that alone, or with other changes, has a material adverse effect on the aggregate value of his total compensation package (other than as a result of certain across-the-board reductions) which is not cured within 30 days following notice; or other material breach of any material term of the agreement which is not cured within 30 days following notice.

If Hudson City Savings or Hudson City Bancorp experiences a change in ownership, a change in effective ownership or control or a change in the ownership of a substantial portion of its assets as contemplated by section 280G of the Internal Revenue Code, a portion of any severance payments under the change of control agreements might constitute an “excess parachute payment” under current federal tax laws. Any excess parachute payment would be subject to a federal excise tax payable by the officer and would be non-deductible by Hudson City Savings and Hudson City Bancorp for federal income tax purposes. The change of control agreements do not provide a tax indemnity.

Payment of severance benefits may be conditioned on the executive’s resignation from all positions as an officer, director or committee member of Hudson City Savings or any of its subsidiaries or affiliates and a release of claims against Hudson City Savings and its officers, directors, shareholders, subsidiaries and affiliates from liability for compensation or damages in connection with the executive’s employment and termination of employment except liability for severance benefits. Hudson City Bancorp guarantees all amounts payable under the change of control agreements.

The following table sets forth estimates of the amounts that would be payable to each of our executive officers in the event of their termination of employment on December 31, 2006 in designated circumstances. The table does not include amounts payable under broad-based termination benefits programs that are generally applicable to all salaried employees or vested, accrued benefits under qualified and non-qualified defined benefit or actuarial pension plans or qualified or non-qualified deferred compensation plans that are disclosed elsewhere in this proxy statement. See “Executive Officer Compensation — Post-Employment Compensation”. The estimates shown are highly dependent on a variety of factors, including but not limited to the date of termination, the closing sales price of our common stock on such date, interest rates, federal, state and local tax rates and compensation history; actual payments due could vary substantially from the estimates shown. We consider each termination scenario listed below to be exclusive of all other scenarios and do not expect that any of our executive officers would be eligible to collect the benefits shown under more than one termination scenario.

	Mr. Hermance	Mr. Salamone	Mr. Tassillo	Mr. Kranz	Mr. Butkovich

Retirement
Retiree Health/Life Insurance(1)	—	—	$39,000	—	—
Stock Option Vesting	—	—	629,658	—	—
Restricted Stock vesting	—	—	355,994	—	—

Early Retirement
Early Retirement Subsidy(2)	—	—	—	—	—
Retiree Health/Life Insurance(1)	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—

Disability
Salary Continuation(3)	$600,000	$362,500	215,000	$157,500	$143,500
Disability Retirement Subsidy(2)	1,721,716	178,977		611,195	549,110
Stock Option Vesting	851,514	425,757	629,658	271,103	783,678
Restricted Stock Vesting	1,067,983	533,991	355,994	177,997	889,986

Death
Stock Option Vesting(4)	851,514	425,757	797,658	271,103	783,678
Restricted Stock Vesting(5)	1,067,983	533,991	355,994	177,997	889,986

Discharge w/o Cause or Resignation w/Good Reason — no Change in Control
Stock Option Vesting(4)	1,971,514	1,265,757	797,658	—	—
Restricted Stock Vesting(5)	1,067,983	533,991	355,994	—	—
Lump Sum Cash Payment(6)	10,730,483	5,678,772	2,843,082	—	—
Other in-kind benefits(7)	47,361	43,040	39,000	—	—

Discharge w/o Cause or Resignation w/Good Reason — Change in Control — related
Stock Option Vesting(4)	1,971,514	1,265,757	797,658	338,303	850,876
Restricted Stock Vesting(5)	1,067,983	533,991	355,994	177,997	889,986
Lump Sum Cash Payment(6)	9,517,856	4,945,733	2,843,082	2,049,365	1,628,881
Other in-kind benefits(7)	47,361	43,040	39,000	26,905	26,848
SERP Subsidy(8)	1,718,851	1,862,089	—	625,213	503,465
ESOP Restoration Plan Benefit(9)	5,728,529	1,975,825	—	204,251	53,616
2006 Tax Indemnification Payment(10)	7,158,696	4,385,021	—	—	—

Change in Control — No Termination of Employment
Stock Option Vesting(4)	851,514	425,757	629,658	271,103	783,678
Restricted Stock Vesting(5)	1,067,983	533,991	355,994	177,997	889,986
SERP Subsidy(8)	1,718,851	1,862,089	—	625,213	503,465
ESOP Restoration Plan Benefit(9)	5,728,529	1,975,925	—	204,251	53,923

(Notes on following page)

(1)	Individuals are entitled to post-retirement medical benefits upon normal or early retirement after attainment of ten years of continuous service. Individuals are responsible for 5% of the coverage cost for each year in which they retire prior to age 65 until attainment of age 65, at which point they are provided at no cost to the participant. At December 31, 2006, only Mr. Tassillo was eligible for retiree insurance benefits, because only Mr. Tassillo was eligible for normal or early retirement. The reported figure reflects the estimated present value of the future premium cost of such benefits for the named individual, calculated on the basis of the assumptions used by Hudson City Bancorp in measuring its liability for such benefits for financial statement purposes under Statement of Financial Account Standards No. 106 (“FAS 106”). For more information concerning the assumptions used for these calculations, please refer to note 10(a) to the audited financial statements included in the 2006 Annual Report on Form 10-K.

(2)	Participants are entitled to a reduced early retirement allowance under the Employees’ Retirement Plan and Supplemental Executive Retirement Plan upon termination of employment after age 60 with at least five years of credited service or at least 30 years of credited service regardless of age. The early retirement benefit is calculated under the same formula as normal retirement benefit, but are based on compensation and credited service as of the date of termination of employment, and are reduced by 5/12 of 1% for each of the first 120 months that payment commencement precedes the normal retirement date. A participant who has completed at least 30 years of service and wants to begin payment before age 55 is entitled to the actuarial equivalent to the benefit payable at age 55. At December 31, 2006, none of our named executive officers was eligible for early retirement.

Participants are entitled to a disability retirement allowance under the Employees’ Retirement Plan and Supplemental Executive Retirement Plan upon the requisite certification of disability with at least ten years of credited service (at least five of which are with Hudson City Savings). The disability retirement benefit is calculated under the same formula as the normal retirement benefit, unreduced for early receipt, commencing at least 30, but no later than 90, days after approval of your application by the retirement committee. The figure shown reflects the present value of an reduced pension payable to the named individual commencing on July 1, 2008 (the end of an assumed 6-month salary continuation period) and continuing until age 65 with no mortality assumption and a discount rate of 6% per annum.

(3)	The Employment Agreements in effect for Messrs. Hermance, Salamone and Tassillo provide for salary continuation payments following termination due to disability for the remaining contract term or until group long-term disability benefits begin. The change of control agreements in effect for Messrs. Butkovich and Kranz provide for salary continuation payments following termination due to disability following a change of control or pending change of control. The figures shown assume payment of full salary for 180 days, equal to the waiting period for benefits under our group long-term disability program, without discount for present value.

(4)	All stock options granted under our 2000 Stock Option Plan provide for full vesting upon death, disability, retirement, or change in control. Stock options granted under our 2006 Stock Incentive Plan provide for full vesting upon death or disability of those options scheduled to vest within 6 months following death as well as full vesting in the event of discharge without cause or resignation with good reason following a change in control. The figures shown reflect the in-the-money value of those stock options that would accelerate, calculated based on the positive difference between the option exercise price and $13.88, which is the closing sales price for a share of our common stock on December 29, 2006.

(5)	All of the shares of restricted stock granted under our 2000 Recognition and Retention Plan provide for full vesting upon death, disability, retirement or change in control. The figures shown reflect the value of those restricted stock awards that would accelerate, calculated based on a per share value of $13.88, which is the closing sales price for a share of our common stock on December 29, 2006.

(Notes continued on following page)

(6)	The employment agreements in effect for Messrs. Hermance, Salamone and Tassillo provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the remaining contract term. The figures shown for Messrs. Hermance, Salamone and Tassillo reflect an assumed remaining contract term of three years. The change of control agreements in effect for Messrs. Butkovich and Kranz provide for a lump sum cash payment equal to the present value of the salary payments, estimated cash incentives (based on the prior three-years’ cash incentives, as a percentage of salary), and additional qualified and non-qualified defined benefit and defined contribution plan benefits that would be earned during the two-year period following certain terminations of employment. All figures assume a discount rate of 4.53%.

(7)	The employment agreements in effect for Messrs. Hermance, Salamone and Tassillo and the change of control agreements in effect for Messrs. Butkovich and Kranz provide for continued health, life and other insurance benefits for the remaining contract term, with an offset for benefits provided by a subsequent employer. The change of control agreements in effect for Messrs. Butkovich and Kranz provide for continued health, life and other insurance benefits for the two-year period following certain terminations of employment, with an offset for benefits provided by a subsequent employer. The figures shown represent the present value of continued insurance benefits for a fixed period of three years (for the employment contracts) and two years (for the change of control agreements) and assume no offset for benefits provided by a subsequent employer, calculated on the basis a discount rate of 4.53%.

(8)	Under the terms of our Supplemental Executive Retirement Plan, in the event of termination of employment following a change in control, supplemental pension benefits are paid beginning immediately without reduction for early payment. The figures shown represent the present value of a reduced pension under our qualified and non-qualified defied benefit plans payable beginning January 1, 2007 and ending at the later of age 65 or normal current age. For the mortality, discount rate and other assumptions used for this purpose, please refer to note 10(a) to the audited financial statements included in the 2006 Annual Report on Form 10-K.

(9)	Our tax-qualified Employee Stock Ownership Plan provides that, in the event of a change in control, a portion of the proceeds from the sale of shares of our common stock held in a suspense account for future allocation to employees would be applied to repay the outstanding balance on the loan used to purchase the unallocated shares. The remaining unallocated shares (or the proceeds from their sale) would be distributed on a pro-rata basis among the accounts of plan participants. We estimate this distribution to be approximately $43.84 per allocated share, based on 6,128,071 allocated and undistributed shares, 36,563,019 unallocated shares, an outstanding loan balance of $238.8 million and stock price of $13.88 per share, which is the closing sales price for a share on the NASDAQ Stock Market on December 29, 2006. Under the terms of our ESOP Restoration Plan, a corresponding earnings credit would be applied to accumulated share equivalents. The figures shown represent an estimated earnings credit of $43.84 per share equivalent credited to each of the named individuals other than Mr. Tassillo. Pursuant to a negotiated arrangement, Mr. Tassillo no longer participates in this benefit.

(10)	The employment agreements in effect for Messrs. Hermance, Salamone and Tassillo provide that Hudson City Bancorp will indemnify them, on a net after-tax basis, against the effects of a 20% federal excise tax that is applied to payments that are contingent on a change in control, where the aggregate value of such payments equals or exceeds three times the individual’s average five-year W-2 earnings for the period of five consecutive calendar years ending prior to the date of the change in control. The figure shown reflects an estimate of the indemnification payment that would be due to each named individual.

Director Compensation

Cash Compensation.  Non-employee directors received the following cash compensation for service on the Boards of Directors of Hudson City Bancorp, Inc. and Hudson City Savings Bank and the respective Board committees during 2006:

	Through June 30, 2006	After June 30, 2006

Non-Employee Board Member Compensation Annual Retainer	$30,000	$50,000
Meeting Fee	1,000	1,000
Lead Independent Director Compensation Additional Annual Retainer	25,000	35,000
Non-Employee Committee Member Compensation
Meeting Fee	1,000	1,000
Committee Chair Additional Annual Retainers Audit Committee	5,000	15,000
Compensation Committee	2,500	10,000
Nominating & Governance Committee	2,500	5,000

The lead independent director does not receive meeting fees for attending committee meetings or attending or presiding at executive sessions of the independent directors.

Stock Options.  On July 18, 2006, the Compensation Committee authorized the grant to each non-employee director of a non-qualified stock option to purchase 50,000 shares of our common Stock pursuant to the 2006 Stock Incentive Plan. The options were granted on July 21, 2006, the third trading day after the release of the Company’s financial results for the quarter ended June 30, 2006, to each individual who was a non-employee director on such date and the options have an exercise price per share of $12.76, equal to the closing sales price of our common stock on the NASDAQ Stock Market on such date. The options will be vested and become exercisable on the first anniversary of the grant date and are generally forfeited in the event the non-employee director terminates service before such date. In the event of termination of service due to death or disability (as defined in the 2006 Stock Incentive Plan) within six months prior to the first anniversary of the grant date, the options will vest on the date of termination. In the event of a change in control (as defined in the 2006 Stock Incentive Plan) before the first anniversary of the grant date, the options will vest on the date of the change in control. The options expire on the tenth anniversary of the grant date or, if earlier, immediately upon termination of service for cause (as defined in the 2006 Stock Incentive Plan), one year after termination due to death, disability (as defined in the 2006 Stock Incentive Plan) or retirement (as defined in the 2006 Stock Incentive Plan), and three months after voluntary or involuntary termination for any other reason.

Outside Directors Consultation Plan.  The Outside Directors Consultation Plan provides continued compensation following termination of service as a director to eligible outside directors who agree to serve as consultants to Hudson City Savings. A director is eligible to participate if he or she became a director before January 1, 2005 and retires after attaining age 65 and completing 10 years of service as an outside director. The monthly consulting fee is equal to the sum of (a) 5% of one-twelfth of the annual board retainer fee in effect at the date of termination of service plus (b) 5% of the fee for attendance at a meeting of the board of directors in effect at the date of termination of service as a director, multiplied by the number of full years of service as an outside director, to a maximum of 20 years of service. A director’s consulting arrangement will continue for 120 months or until an earlier date when the director withdraws from the performance of consulting services. If a change of control of Hudson City Bancorp or Hudson City Savings occurs, this plan will terminate and all of its obligations will be settled by lump sum payment to all participants. In computing these obligations, each eligible non-employee director will be presumed to have attained age 65 and completed 20 years of service. This plan has been suspended for individuals who become non-employee directors after December 31, 2004.

The following table sets forth information regarding compensation earned by the non-employee directors of Hudson City Bancorp, Inc. during the last fiscal year.

				Change in
				Pension Value
				and Nonqualified
	Fees Earned or	Stock	Option	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	Earnings(4)	($)(5)	($)

Michael W. Azzara	$73,250	—	$50,500	—	$5,050	$128,800
William G. Bardel	80,000	—	50,500	—	28,250	158,750
Scott A. Belair	77,000	—	50,500	—	30,000	157,500
John D. Birchby(6)	14,500	—	—	—	30,000	44,500
Victoria H. Bruni	65,000	—	50,500	—	1,750	117,250
William J. Cosgrove	78,000	—	50,500	—	19,975	148,475
Andrew J. Egner(6)	18,500	—	—	—	—	18,500
Leonard S. Gudelski(6)	14,500	—	—	—	5,000	19,500
Donald O. Quest, M.D.	85,000	—	50,500	—	30,000	165,600
Joseph G. Sponholz	75,750	—	50,500	—	30,000	151,250

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.

(2)	Represents the compensation cost recognized for the fiscal year in connection with restricted stock of Hudson City Bancorp granted to the director regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. For more information concerning the assumptions used for these calculations, please refer to note 10(c) to the audited financial statements, included in the 2006 Annual Report on Form 10-K This amount does not reflect the value of dividends paid on unvested restricted stock.

(3)	Represents the compensation cost recognized for the fiscal year for options to purchase shares of Hudson City Bancorp common stock outstanding to the director, regardless of the year in which granted and calculated in accordance with FAS 123R for financial statement purposes. The calculations were made using the Black-Scholes method and the assumptions set forth for retention stock options vesting in one year in footnote 5 to the Grants of Plan-Based Awards Table — FYE 2006 set forth elsewhere in this Proxy Statement. The grant date fair value of the option awards to directors in 2006 was $2.02 per share. The total number of options outstanding to each non-employee director at December 31, 2006 was: Mr. Azzara, 354,720; Mr. Bardel, 256,480; Mr. Belair, 178,240; Mr. Bruni, 130,150; Mr. Cosgrove, 50,000; Dr. Quest, 231,500; and Mr. Sponholz, 434,720.

(4)	Does not include the value of compensation that may become payable under the Outside Directors Consultation Plan following termination of service as a director, as these amounts are only payable in consideration for a written agreement to provide post-termination consulting services. Certain directors participate in a voluntary deferred compensation plan under which deferred amounts may be invested in phantom shares of our common stock or in a phantom account to which interest is credited quarterly based on the highest rate of interest paid to depositors by Hudson City Savings for the quarter, neither of which produces above-market earnings reportable in this table. This plan has been suspended for individuals who become non-employee directors after December 31, 2004.

(5)	The figure shown for each named individual represents the amount of cash contributions made by Hudson City Bancorp during the fiscal year to charities designated by the named individual pursuant to Hudson City Bancorp’s charitable contribution matching program.

(6)	The tenure of Messrs. Birchby, Egner and Gudelski as directors ended at the Annual Meeting of Stockholders held in June 2006.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of Hudson City Bancorp does not know of any other matters to be brought before the stockholders at the annual meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

ADDITIONAL INFORMATION

Notice of Business to Be Conducted at Annual Meeting

The Bylaws of Hudson City Bancorp provide for an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to our Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an Annual Meeting of Stockholders, ninety (90) days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an Annual Meeting of Stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Hudson City Bancorp with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended. A stockholder’s notice to the Secretary shall set forth such information as required by the Bylaws of Hudson City Bancorp. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received. See “Date For Submission of Stockholder Proposals.”

Date for Submission of Stockholder Proposals

Any stockholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2008 Annual Meeting of Stockholders must be received by us by November 21, 2007, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to 17 C.F.R. sec.240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Annual Report to Stockholders

A copy of the 2006 Annual Report to Stockholders, including the consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles, for the fiscal year ended December 31, 2006 accompanies this proxy statement. The consolidated financial statements have been audited by KPMG LLP, whose report appears in the 2006 Annual Report. The 2006 Annual Report to Stockholders includes a copy of Hudson City Bancorp’s Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission. Stockholders may obtain, free of charge, an additional copy of the Annual Report on Form 10-K by writing to Susan K. Munhall, Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652 or by calling (201) 967-8290. The Annual Report on Form 10-K is also available on Hudson City Bancorp’s website at www.hcbk.com and on the Securities and Exchange Commission’s website at www.sec.gov.

By Order of the Board of Directors,

Veronica Olszewski
Senior Vice President
and Corporate Secretary

Paramus, New Jersey
March 21, 2007

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING
PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING
PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER,
VOTE BY USING THE TELEPHONE OR INTERNET.

REVOCABLE PROXY
HUDSON CITY BANCORP, INC.
This Proxy is solicited on behalf of the Board of Directors of
Hudson City Bancorp, Inc.
for the Annual Meeting of Stockholders to be held on Tuesday, April 24, 2007
     The undersigned stockholder of Hudson City Bancorp, Inc. hereby appoints Michael W. Azzara, William G. Bardel and Scott A. Belair, or any of them, with full powers of substitution, to attend and act as proxy for the undersigned and to vote all shares of common stock of Hudson City Bancorp, Inc., which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at the Park Ridge Marriott, 300 Brae Boulevard, Park Ridge, New Jersey 07656, on Tuesday, April 24, 2007 at 10 a.m., Eastern Time, and at any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF YOU DO NOT GIVE US ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1 AND 2.
     PLEASE PROMPTLY COMPLETE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR USE THE INTERNET OR TELEPHONE INSTRUCTIONS ON THE REVERSE SIDE.
(Continued on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD
		all nominees	for all nominees
(Except as otherwise indicated)
1.	Election of three Directors for terms of three years each.	☐	☐
Nominees:
01 William J. Cosgrove
02 Donald O. Quest, M.D.
03 Joseph G. Sponholz

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name in the space provided:

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2007.	☐	☐	☐

I will attend
the annual
meeting
(Please mark box if you plan to attend the annual meeting.) (Important: If your shares are not registered in your name, you will need additional documentation to attend the annual meeting.)	☐

The proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.
The undersigned hereby acknowledges receipt of the Notice of the 2007 Annual Meeting of Stockholders and the Proxy Statement, dated March 21, 2007, for the annual meeting.

Signature(s) x	Dated:	, 2007

Please sign exactly as your name appears on this proxy. Joint Owners should each sign personally. If signing as an attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

▲ FOLD AND DETACH HERE ▲
VOTE BY INTERNET OR TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A WEEK
Internet and telephone voting is available through 11:59 PM EST on April 23, 2007.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy cards.

INTERNET
http://www.proxyvoting.com/hcbk
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.